Registration No. 333-225163

As filed with the Securities and Exchange Commission on September 11, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BROOKFIELD PROPERTY PARTNERS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification Number)

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

+1 (441) 294-3309
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Bryan K. Davis

Brookfield Property Group LLC

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281-1023

(212) 417-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mile T. Kurta, Esq. Torys LLP 1114 Avenue of the Americas New York, New York 10036 (212) 880-6000	Mark S. Opper, Esq. David H. Roberts, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Michael J. Aiello, Esq. Matthew J. Gilroy, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post- effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post- effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post- effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B). ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (Registration No. 333-225163) filed by Brookfield Property Partners L.P., a Bermuda limited partnership (“BPY” or the “Registrant”) on May 24, 2018 and amended on July 26, 2018 (as amended, the “Registration Statement”) and declared effective on July 31, 2018, relating to the exchanges from time to time of shares of class A stock of Brookfield Property REIT Inc. (“BPR Class A Stock”) that were issued in connection with the Registrant’s acquisition of GGP Inc. (“GGP”), renamed Brookfield Property REIT Inc. (“BPR”), on August 28, 2018. The prospectus in that Registration Statement (the “Prospectus”) related to the delivery by the Selling Unitholders (as defined in the Prospectus) to holders of BPR Class A Stock in connection with requested exchanges from time to time by such holders, where such exchanges were to be satisfied by the Selling Unitholders pursuant to the terms of the Rights Agreement (as defined in the Prospectus). The Registration Statement is hereby amended to permit the Selling Unitholders, in their sole discretion, to deliver BPY limited partnership units (“BPY units”) to holders of BPR Class A Stock in exchange for such holders’ shares of BPR Class A Stock in privately-negotiated transactions from time to time, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement.

No additional BPY units are being registered in connection with this Post-Effective Amendment No. 1 and accordingly no additional SEC filling fees are required.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated September 11, 2018.

PROSPECTUS

BROOKFIELD PROPERTY PARTNERS L.P.

281,564,838 Limited Partnership Units

This prospectus relates to the delivery by Brookfield Asset Management Inc. (“BAM”) and/or one or more of its subsidiaries (together with BAM, the “Selling Unitholders”) of up to 281,564,838 non-voting limited partnership units (“BPY units”) of Brookfield Property Partners L.P. (“BPY” or “we”, “us” and “our”) to holders of Class A Stock (the “Class A Stock”) of Brookfield Property REIT Inc. (“BPR”), a Delaware corporation, the surviving entity in the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger dated March 26, 2018 (as amended from time to time in accordance with its terms, the “Merger Agreement”) among BPY, GGP Inc. (“GGP”), a Delaware corporation, and Goldfinch Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of BPY (“Merger Sub”). Pursuant to the Merger Agreement, GGP issued approximately 162 million shares of Class A Stock to stockholders of GGP pursuant to a special dividend and, after a series of other transactions contemplated by the Merger Agreement (collectively, with the Merger, the “Transactions”), Merger Sub merged with and into GGP, with GGP surviving the Merger and changing its name to “Brookfield Property REIT Inc.” (i.e., BPR). The Merger closed on August 28, 2018.

Pursuant to the terms of the amended certificate of incorporation of BPR following completion of the Transactions, each holder of Class A Stock has the right to exchange all or a portion of its Class A Stock for cash at a price equal to the value of an equivalent number of BPY units; however, a subsidiary of BPY, Brookfield Properties, Inc., a Delaware corporation (now known as BP US REIT LLC, a Delaware limited liability company) (“BPI”), may elect, in its sole and absolute discretion, to satisfy such exchange request by delivering BPY units in exchange for such shares of Class A Stock. Pursuant to the Rights Agreement, dated as of April 27, 2018 (the “Rights Agreement”) between BAM and Wilmington Trust, National Association (the “Rights Agent”), BAM has agreed that, in the event that BPR has not satisfied such exchange request in cash and BPI has not satisfied such exchange request by delivering BPY units, then the Selling Unitholders will satisfy, or cause to be satisfied, such exchange rights by paying such cash amount or delivering such BPY units pursuant to this prospectus. Delivery of BPY units by the Selling Unitholders is intended to satisfy the exchange obligation upon an exchange request. See “Exchanges of BPR Class A Stock for BPY Units—Secondary Exchange Rights”.

In addition, this prospectus permits the Selling Unitholders, in their sole discretion, to deliver BPY units to holders of Class A Stock in exchange for such holders’ shares of Class A Stock in privately-negotiated transactions from time to time, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement. See “Exchanges of BPR Class A Stock for BPY Units—Privately-Negotiated Transactions” and “Plan of Distribution”.

We do not know when or in what amount the Selling Unitholders may deliver BPY units to such holders of Class A Stock. This registration does not necessarily mean that any of the Class A Stock will be exchanged or that any BPY units will be delivered by the Selling Unitholders.

BPY units are traded on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “BPY” and the Toronto Stock Exchange (the “TSX”) under the symbol “BPY.UN”. The last reported sale price of BPY units on September 10, 2018 was $19.86 per BPY unit on the NASDAQ and C$26.16 per BPY unit on the TSX.

Neither we nor the Selling Unitholders will receive any cash proceeds from the delivery of BPY units by the Selling Unitholders upon the exchange of Class A Stock. However, the Selling Unitholders will acquire shares of Class A Stock in exchange for any BPY units delivered by the Selling Unitholders pursuant to this prospectus. With each such acquisition, BAM’s indirect interest in BPR will increase, and BAM, as provided for in the BPR certificate of incorporation, will have the right to exchange such acquired shares of BPR Class A Stock into additional BPY units. See “Exchanges of BPR Class A Stock for BPY Units” and “Plan of Distribution.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page [__] of this prospectus and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2018.

About This Prospectus

This prospectus is part of a shelf registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Selling Unitholders may deliver to holders of Class A Stock, at any time and from time to time, BPY units in exchange for shares of Class A Stock (1) to the extent that the holder of such Class A Stock has provided BPR with a notice to exchange such shares of Class A Stock in accordance with the BPR certificate of incorporation, and BPR has not satisfied such exchange request in cash and BPI has not satisfied such exchange request by delivering BPY units, and in accordance with the terms of the Rights Agreement, the Selling Unitholders satisfy, or cause to be satisfied, such exchange rights by delivering BPY units pursuant to this prospectus, and (2) in privately-negotiated transactions, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus together with any documents incorporated by reference and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of BPY units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We and the Selling Unitholders have not authorized anyone else to provide you with other information. We and the Selling Unitholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus, unless the context suggests otherwise, references to “we”, “us” and “our” are to BPY or, as the context may require, BPY and its subsidiaries on a consolidated basis, and references to the “Selling Unitholders” are to BAM and/or one or more of its subsidiaries named in this prospectus under the caption “Selling Unitholders” or in a prospectus supplement.

Unless the context suggests otherwise, in this prospectus references to:

•	“BAM” are to Brookfield Asset Management Inc.;

•	“BAM Preferred Share Conversion” are to BAM’s conversion of its $500 million class C junior preferred shares of a BPY subsidiary into BPY units at a price of $23.50 per unit;

•	“BPI” are to Brookfield Properties, Inc., a Delaware corporation, and now known as BP US REIT LLC, a Delaware limited liability company, which is a subsidiary of BPY;

•	“BPR” are to Brookfield Property REIT Inc., a Delaware corporation, as successor to GGP following the Merger;

•	“BPR certificate of incorporation” are to the amended and restated certificate of incorporation of GGP, effective as of the day before the closing date of the Transactions;

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•	“BPY” are to Brookfield Property Partners L.P., a Bermuda exempted limited partnership;

•	“BPY General Partner” are to Brookfield Property Partners Limited, an indirect wholly-owned subsidiary of BAM, which is the general partner of BPY;

•	“BPY Holding Entities” are to the primary holding subsidiaries of the BPY Property Partnership, from time to time, through which it indirectly holds all of BPY’s interests in its operating entities;

•	“BPY Property Partnership” are to Brookfield Property L.P., the subsidiary operating partnership of BPY;

•	“BPY units” are to non-voting limited partnership interests in BPY;

•	“Brookfield” are to BAM and any subsidiary of BAM, other than BPY and its subsidiaries;

•	“Class A Stock” (or for greater clarity, “BPR Class A Stock”) are to class A stock, par value $0.01 per share, of BPR, issued pursuant to the BPR certificate of incorporation in connection with the Transactions;

•	“Class B Stock” (or for greater clarity, “BPR Class B Stock”) are to class B stock of BPR, issued pursuant to the BPR certificate of incorporation in connection with the Transactions;

•	“Class B-1 Stock” (or for greater clarity, “BPR Class B-1 Stock”) are to class B-1 stock, having terms (including the same powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions) identical to the terms of the Class B Stock;

•	“Class C Stock” (or for greater clarity, “BPR Class C Stock”) are to class C stock, par value $0.01 per share, of BPR, issued pursuant to the BPR certificate of incorporation in connection with the Transactions;

•	“GGP” are to GGP Inc., a Delaware corporation, and BPR’s predecessor;

•	“operating entities” are to the entities in which the BPY Holding Entities hold interests and that directly or indirectly hold BPY’s real estate assets other than entities in which the BPY Holding Entities hold interests for investment purposes only of less than 5% of the equity securities;

•	“Redemption-Exchange Units” are to non-voting limited partnership interests in the BPY Property Partnership that are redeemable for cash, subject to the right of BPY to acquire such interests for BPY units; and

•	“Transactions” are to the Merger and the other transactions contemplated by the Merger Agreement, including the issuance by GGP of shares of Class A Stock to stockholders of GGP pursuant to a pre-closing special dividend.

Certain other defined terms are as defined elsewhere in this prospectus.

The financial information contained in this prospectus and any prospectus supplement, unless otherwise indicated, is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

REPORTING CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION

All references to “$” or “US$” mean U.S. dollars. References to “C$” mean Canadian dollars. The Bank of Canada average daily rate of exchange on September 10, 2018 for Canadian dollars was $1.00 = C$1.3163.

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Cautionary Statement Regarding Forward-Looking Information

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects”, “anticipates”, “plans”, “believes”, “estimates”, “seeks”, “intends”, “targets”, “projects”, “forecasts”, “likely”, or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks related to the integration of BPY and BPR following the Transactions, including with respect to expected synergies, post-closing transactions, failure to retain and/or integrate BPY and BPR management and personnel, and potential conflicts of interest; risks related to fluctuations in the market prices of BPY units and BPR Class A Stock; risks related to future distributions to holders of BPY units; risks related to the financing arrangements for the Transactions; risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchanges rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States, as applicable.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

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Summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in BPY units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.

This prospectus provides for the exchange of Class A Stock for BPY units deliverable by the Selling Unitholders, as contemplated by the BPR certificate of incorporation and the Rights Agreement and pursuant to privately-negotiated transactions. See “Exchanges of BPR Class A Stock for BPY Units” and “Plan of Distribution”.

BPY, BPR and the Transactions

BPY is one of the world’s largest commercial real estate companies, with approximately $90 billion in total assets. BPY is a leading owner, operator and investor in commercial real estate, with a diversified portfolio of premier office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets. BPR is a subsidiary of BPY intended to offer investors economic equivalence to BPY units, but in the form of a U.S. REIT security.

The Merger closed on August 28, 2018, and in connection therewith, BPR issued approximately 162 million shares of its Class A Stock to GGP stockholders, other than BPY and its affiliates. After giving effect to the Transactions, BPY, together with certain of its affiliates, does not beneficially own any of the Class A Stock, but instead owns 100% of the Class B Stock and Class C Stock of BPR which provide, among other things, certain specified voting rights as set forth in the BPR certificate of incorporation. BPY and BPR share a management team and board of directors, and have an identical distribution policy. Together, BPY and BPR are the flagship listed real estate company of BAM, a leading global alternative asset manager with over $285 billion in assets under management.

For more information about the Transactions, please see “Information Relating to the Acquisition of GGP Inc.”, filed as Exhibit 99.1 to BPY’s Report on Form 6-K, filed on May 2, 2018, which is incorporated by reference herein.

The mailing address for BPY is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number for BPY is +1 (441) 294-3309.

The Offer and Expected Timetable

Following the Transactions and until the earlier of (i) the twentieth (20th) anniversary of the Transactions and (ii) the first business day on which shares of Class A Stock, other than shares of Class A Stock owned by BAM or its affiliates, cease to be outstanding, the Selling Unitholders may deliver from time to time pursuant to this prospectus up to 281,564,838 BPY units if and to the extent that holders of Class A Stock exercise their right to exchange their shares of Class A Stock in accordance with the terms of the Class A Stock and the BPR certificate of incorporation, and BPR has not satisfied such exchange request in cash and BPI has not satisfied such exchange request by delivering BPY units, and in accordance with the terms of the Rights Agreement, the Selling Unitholders satisfy, or cause to be satisfied, such exchange rights by delivering BPY units pursuant to this prospectus. Delivery of BPY units by the Selling Unitholders is intended to satisfy the exchange obligation upon an exchange request.

Neither we nor the Selling Unitholders will receive any cash proceeds from the delivery of BPY units by the Selling Unitholders upon the exchange of Class A Stock. However, the Selling Unitholders will acquire shares of Class A Stock in exchange for any BPY units that are delivered by the Selling Unitholders pursuant to this prospectus. With each such acquisition, BAM’s indirect interest in BPR will increase, and BAM, as provided for in the BPR certificate of incorporation, will have the right to exchange such acquired shares of BPR Class A Stock into additional BPY units. See “Exchanges of BPR Class A Stock for BPY Units” and “Plan of Distribution.”

In addition, this prospectus permits the Selling Unitholders, in their sole discretion, to deliver BPY units to holders of Class A Stock in exchange for such holders’ shares of Class A Stock in privately-negotiated transactions from time to time, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement. See “Exchanges of BPR Class A Stock for BPY Units—Privately-Negotiated Transactions”.

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BPY Units

As of August 31, 2018 (after giving effect to the Transactions and the BAM Preferred Share Conversion), we had 371,801,587 BPY units issued and outstanding, together with 432,649,105 Redemption-Exchange Units held by Brookfield that are exchangeable for BPY units on a one-for-one basis. The information in this prospectus does not take into account up to 3,520,000 additional BPY units that may be issuable pursuant to BPY Unit Option Plan (GGP) that was entered into in connection with the Transactions.

The BPY units are listed on the NASDAQ under the symbol “BPY” and the TSX under the symbol “BPY.UN”.

BPY Distribution Policy

The BPY General Partner has sole authority to determine whether BPY will make distributions to holders of BPY units, and the amount and timing of these distributions. The BPY General Partner has adopted a distribution policy pursuant to which BPY intends to make quarterly cash distributions in such amounts as are determined in its sole discretion.

Tax Consequences of an Exchange

Please see “Material United States Federal Income Tax Consequences of the Exchange” for a summary of certain U.S. federal income tax considerations that may be relevant to holders of Class A Stock if such holders exchange their Class A Stock pursuant to this prospectus. Because the specific tax consequences to such holders will depend upon each of their specific circumstances, holders are strongly urged to consult their own tax advisor(s) regarding the specific U.S. federal, state and local tax consequences upon exercise of their exchange rights.

Registration of BPY Units

We have registered the BPY units under the Securities Act to satisfy our registration obligations under the Merger Agreement, and to permit privately-negotiated exchanges by the Selling Unitholders. Under the Merger Agreement, we are required to ensure that the registration statement of which this prospectus forms a part complies in all material respects with the applicable provisions of the Securities Act and remains effective for so long as necessary to satisfy any obligations of BAM to deliver BPY units pursuant to the terms of the Rights Agreement. The Rights Agreement will terminate automatically on the earlier of (i) the first business day after the payment of the pre-closing dividend when no shares of Class A Stock are outstanding, other than shares of Class A Stock owned by BAM or its affiliates, or (ii) the twentieth (20th) anniversary of the closing date of the Transactions. The Rights Agreement also contains registration requirements for BAM to be satisfied by the registration statement of which this prospectus forms a part. See “Exchanges of BPR Class A Stock for BPY Units—Secondary Exchange Rights”.

BPY will pay all expenses of effecting the above-described registration of the BPY units under the Securities Act.

Concurrent Shelf Registration for BPY Units Issuable by BPY

We have also filed a registration statement for the delivery of BPY units by BPI in exchange for Class A Stock (the “Concurrent Registration Statement”) in the event that BPI elects, in its sole discretion, to satisfy exchange requests by delivering BPY units in exchange for such shares of Class A Stock. The Concurrent Registration Statement was declared effective on July 31, 2018. BPI intends to deliver BPY units upon any exchange request, and such deliveries will be made pursuant to the prospectus in the Concurrent Registration Statement, and not this prospectus. However, in certain limited circumstances, BPI may elect not to deliver new BPY units, in which case BPY units may be delivered to requesting holders of Class A Stock by the Selling Unitholders pursuant to this prospectus.

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Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and under “Risk Factors” in Item 3.D. of our most recent Annual Report on Form 20-F, and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated herein by reference. In particular, we refer you to the “Risk Factors Relating to BPY Following the Transactions” in Exhibit 99.1 of BPY’s Report on Form 6-K, filed on May 2, 2018, which is incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation by Reference.”

Risks Related to Exchange BPR Class A Stock for BPY Units

The exchange of Class A Stock for BPY units is expected to be a taxable transaction for U.S. federal income tax purposes.

The exchange of Class A Stock for BPY units is expected to be a taxable exchange for U.S. federal income tax purposes in which the exchanging shareholder shall generally recognize gain or loss equal to the difference, if any, between the adjusted basis in its Class A Stock and the fair market value of the BPY units plus any cash received in such exchange. To the extent an exchanging shareholder recognizes a capital loss, the ability to deduct such loss may be limited. Each exchanging shareholder is strongly urged to consult its tax advisor regarding the potential U.S. federal income tax consequences to it of any such exchange.

For a more complete discussion of the U.S. federal income tax considerations relevant to the sale of Class A Stock refer to the section entitled “Material United States Federal Income Tax Consequences of the Exchange”.

Your investment may change upon an exchange of Class A Stock for BPY units.

If you exchange Class A Stock pursuant to the terms of the Class A Stock and the BPR certificate of incorporation, you may receive cash or BPY units in exchange for such Class A Stock. To the extent that you receive BPY units in any such exchange, you will become a holder of limited partnership units rather than a holder of U.S. REIT securities. BPY is organized as an exempted limited partnership under the laws of Bermuda, whereas BPR is organized as a Delaware corporation. Therefore, recipients of BPY units following an exchange of Class A Stock for BPY units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of Class A Stock. See “Comparison of Ownership of BPY Units and BPR Class A Stock.” Although the Class A Stock is intended to provide an economic return, including with respect to distributions, equivalent to the BPY units, we can provide no assurance that the BPY units will trade at comparable market prices to the Class A Stock.

Exchanges of Class A Stock for cash or BPY units will increase BAM’s beneficial ownership of BPR, and entitle BAM to exchange such Class A Stock for BPY units, which may increase BAM’s beneficial ownership of BPY units.

If BAM or one or more affiliates of BAM satisfies your exchange rights by delivering cash or BPY units for shares of Class A Stock pursuant to the terms of the Rights Agreement, or the Selling Unitholders otherwise exchange BPY units for shares of Class A Stock in privately-negotiated transactions, BAM or its affiliates will acquire such shares of Class A Stock and accordingly, BAM’s beneficial ownership of BPR will increase. Under the terms of the BPR certificate of incorporation, BAM will have the option, as a Class A Stockholder, to exchange such shares of Class A Stock for BPY units. If BAM or its affiliates satisfies your exchange rights by delivering cash in lieu of BPY units, BAM’s indirect beneficial ownership of BPY units will increase. Accordingly, the exercise of your exchange rights may have the effect of increasing BAM’s ownership of BPY.

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Use of Proceeds

Neither we nor the Selling Unitholders will receive any cash proceeds from the delivery of BPY units by the Selling Unitholders upon the exchange of Class A Stock. However, the Selling Unitholders will acquire shares of Class A Stock in exchange for any BPY units that are delivered by the Selling Unitholders pursuant to this prospectus. With each such acquisition, BAM’s indirect interest in BPR will increase, and BAM, as provided for in the BPR certificate of incorporation, will have the right to exchange such acquired shares of BPR Class A Stock into additional BPY units. See “Exchanges of BPR Class A Stock for BPY Units” and “Plan of Distribution.”

Price Range and Trading Volume of BPY Units

BPY units currently trade on the NASDAQ under the ticker symbol “BPY” and on the TSX under the ticker symbol “BPY.UN.” Prior to the start of trading on the NASDAQ on November 16, 2017, the BPY units traded on the New York Stock Exchange (“NYSE”). On September 10, 2018, the last practicable trading day for which information is available as of the date of this prospectus, the closing price of BPY units on the NASDAQ was $19.86 per unit. The following table sets forth the high and low prices per unit of BPY units on the NASDAQ and the NYSE, as applicable, for the periods indicated. For current market price information, stockholders are urged to consult publicly available sources.

	High	Low
Year Ending December 31, 2018
Third Quarter (through September 10, 2018)	$21.09	$18.86
Second Quarter	$20.65	$18.46
First Quarter	$22.31	$18.13
Year Ending December 31, 2017
Fourth Quarter	$24.96	$21.16
Third Quarter	$24.21	$22.88
Second Quarter	$24.10	$21.13
First Quarter	$23.54	$21.22
Year Ending December 31, 2016
Fourth Quarter	$23.09	$20.31
Third Quarter	$24.94	$22.07
Second Quarter	$24.98	$21.41
First Quarter	$23.42	$18.69

On September 10, 2018, the last practicable trading day for which information is available as of the date of this prospectus, the closing price of BPY units on the TSX was C$26.16 per unit. The following table sets forth the high and low prices per unit of BPY units on the TSX for the periods indicated. For current market price information, stockholders are urged to consult publicly available sources.

	High		Low
Year Ending December 31, 2018
Third Quarter (through September 10, 2018)	C$	27.67	C$	24.80
Second Quarter	C$	26.86	C$	23.30
First Quarter	C$	27.95	C$	23.28
Year Ending December 31, 2017
Fourth Quarter	C$	31.10	C$	27.08
Third Quarter	C$	31.30	C$	28.01
Second Quarter	C$	31.50	C$	28.79
First Quarter	C$	30.99	C$	28.30
Year Ending December 31, 2016
Fourth Quarter	C$	30.80	C$	27.39
Third Quarter	C$	32.80	C$	29.01
Second Quarter	C$	31.94	C$	28.14
First Quarter	C$	31.92	C$	26.00

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BPY has declared and paid a distribution quarterly since the second quarter of 2013. On July 31, 2018, the board of directors of the BPY General Partner declared a distribution of $0.315 per unit of BPY units for the third quarter of 2018, which is payable on September 28, 2018 to unitholders of record at the close of business on August 31, 2018. Any determination as to the declaration of distributions is at the sole discretion of the BPY General Partner based on factors it deems relevant. See “BPY Distributions.” The following table sets forth the distribution amounts declared for BPY unitholders for the periods indicated.

BPY Distribution (Declaration Date)	Amount
July 31, 2018	$0.315
May 2, 2018	$0.315
February 7, 2018	$0.315
November 1, 2017	$0.295
August 1, 2017	$0.295
May 4, 2017	$0.295
February 2, 2017	$0.295

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Capitalization

The following table sets forth the consolidated capitalization of BPY as at June 30, 2018. The table below should be read together with the detailed information and financial statements incorporated by reference.

(US$ Millions)	As of June 30, 2018
Cash	$1,600
Debt obligations(1)(2)	39,351
Capital securities(1)	4,269
Equity
Non-controlling interests attributable to:
Redemption-Exchange Units and special limited partnership units	14,755
Limited partnership units of Brookfield Office Properties	86
BPR Class A Stock(3)	–
Interests of others in operating subsidiaries and properties	13,928
Total non-controlling interests	28,769
Limited partners(4)	7,687
General partner	6
Total equity	$36,462

(1)	Includes current and non-current portion.

(2)	Does not give effect to certain pre-closing transactions contemplated in Note 5(b) of the unaudited pro forma condensed consolidated financial statements for BPY included as Exhibit 99.1 to our report on 6-K, dated June 12, 2018, which is incorporated by reference in this prospectus.

(3)	Does not give effect to approximately 162 million shares of Class A Stock issued in connection with the Transactions.

(4)	Does not give effect to approximately 21.3 million BPY units issued in connection with the BAM Preferred Share Conversion on August 27, 2018 and approximately 88.4 million BPY units issued in connection with the Transactions.

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Exchanges of BPR Class A Stock for BPY Units

General

The Selling Unitholders may deliver to holders of Class A Stock, at any time and from time to time, BPY units in exchange for shares of Class A Stock (1) to the extent that the holder of such Class A Stock has provided BPR with a notice to exchange such shares of Class A Stock in accordance with the BPR certificate of incorporation, and BPR has not satisfied such exchange request in cash and BPI has not satisfied such exchange request by delivering BPY units, and in accordance with the terms of the Rights Agreement, the Selling Unitholders satisfy, or cause to be satisfied, such exchange rights by delivering BPY units pursuant to this prospectus, and (2) in privately-negotiated transactions, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement.

Primary Exchange Rights

The exchange rights relating to the Class A Stock are described in the BPR certificate of incorporation, which became effective on August 27, 2018, the day before the closing date of the Transactions, and is filed as an exhibit to the registration statement of which this prospectus forms a part. Upon exchange, holders of Class A Stock will receive, with respect to each exchanged share, either (i) cash in an amount equivalent to the market value of one BPY unit or (ii) one BPY unit, in each case as described in further detail below. Any such BPY units will either be delivered by BPI under the prospectus in the Concurrent Registration Statement as described in this “Primary Exchange Rights” section, or will be delivered by the Selling Unitholders under this prospectus pursuant to the terms of the Rights Agreement. See “—Secondary Exchange Rights” below.

Upon exchange, the right of holders to receive distributions with respect to shares of Class A Stock exchanged will cease (but if such right is exchanged for BPY units, holders thereof will have rights to distributions as a BPY unitholder from the time of such acquisition of BPY units).

Under the BPR certificate of incorporation, at any time from and after the date of the issuance of the Class A Stock, each holder of one or more shares of BPR Class A Stock will have the right (the “Exchange Right”) to require BPR to repurchase, on the tenth business day after (each, a “Specified Exchange Date”) the delivery of a notice of exchange in the form attached to the BPR certificate of incorporation, and filed as an exhibit to the registration statement of which this prospectus forms a part (each, a “Notice of Exchange”), all or such portion of the shares of Class A Stock held by such holder specified in a Notice of Exchange delivered to BPR by or on behalf of such holder (such shares of Class A Stock being hereafter referred to as “Tendered Class A Shares” and such holder, the “Tendering Class A Shareholder”) for the Cash Amount (as defined below) in accordance with the terms and conditions described in the BPR certificate of incorporation. Upon completion of the repurchase of any Tendered Class A Shares in accordance with this Exchange Right, the Tendering Class A Shareholder will have no further right, with respect to any Tendered Class A Shares so repurchased, to receive any dividends on Class A Stock with a record date on or after the date on which such Tendered Class A Shares are so repurchased. Any Exchange Right must be exercised pursuant to a Notice of Exchange delivered to BPR by or on behalf of the Tendering Class A Shareholder. Upon receipt by BPR of a Notice of Exchange, BPR will promptly, and, in any event within one business day after receipt thereof, deliver to each of BAM, BPY and BPI a written notification of BPR’s receipt of such Notice of Exchange setting forth the identity of the Tendering Class A Shareholder and the number of Tendered Class A Shares. BPR will pay to the Tendering Class A Shareholder, in accordance with instructions set forth in the Notice of Exchange to the Tendering Class A Shareholder, at or prior to 11:00 a.m., New York City time, on the applicable Specified Exchange Date, the Cash Amount with respect to each Tendered Class A Share, but only out of funds legally available therefor, subject to the provisions of the next paragraph.

Notwithstanding the paragraph above, if a Notice of Exchange has been delivered to BPR by or on behalf of a Tendering Class A Shareholder, then BPI may, in its sole and absolute discretion, elect to satisfy BPR’s obligation by exchanging all of the Tendered Class A Shares held by such Tendering Class A Shareholder for the BPY Units Amount (as defined below) determined as of the applicable Specified Exchange Date and, if BPI so elects, BPI will deliver the BPY Units Amount to such Tendering Class A Shareholder no later than the close of business on the applicable Specified Exchange Date.

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If applicable, BPI will give such Tendering Class A Shareholder, BAM, BPY and BPR written notice of its election to exercise its right to deliver the BPY Units Amount (including instructions to the Tendering Class A Shareholder regarding delivery of the Tendered Class A Shares) on or before the close of business on the third business day after the date of the applicable Notice of Exchange. If no such notice is delivered, the Tendering Class A Shareholder will receive the Cash Amount on the Specified Exchange Date, and BPR will deliver instructions to the Tendering Class A Shareholder regarding delivery of the Tendered Class A Shares no later than the fourth business day after the date of the applicable Notice of Exchange. The Tendering Class A Shareholder must deliver its Tendered Class A Shares to BPI on or prior to the second business day prior applicable Specified Exchange Date in accordance with the delivery instructions contained in such notice. Once the Tendering Class A Shareholder has delivered its Tendered Class A Shares according to these instructions, such delivery will be irrevocable pending completion of the exchange on the Specified Exchange Date. In the event that a Tendering Class A Shareholder has not received, on or prior to 11:00 a.m., New York City time, or the close of business, as applicable, on the applicable Specified Exchange Date, with respect to any Tendered Class A Share, either the Cash Amount or the BPY Units Amount in satisfaction of such Tendering Class A Shareholder’s exercise of its Exchange Right, then such Tendering Class A Shareholder will be entitled to receive the equivalent of such Cash Amount or BPY Units Amount from BAM pursuant to the Rights Agreement. See “—Secondary Exchange Rights” below. In this scenario, the Tendered Class A Shares will be delivered to the Rights Agent in exchange for the delivery of the equivalent of the Cash Amount or BPY Units Amount from a collateral account of BAM administered by the Rights Agent. See “—Secondary Exchange Rights” below.

“BPY Units Amount” means, with respect to Tendered Class A Shares, a number of BPY units equal to the product of (a) the number of Tendered Class A Shares multiplied by (b) the Conversion Factor in effect on the Valuation Date with respect to such Tendered Class A Shares.

“Cash Amount” means with respect to Tendered Class A Shares, an amount in cash equal to the product of (a) the BPY Units Amount as of the Specified Exchange Date multiplied by (b) the BPY Unit Value as of the Valuation Date with respect to such Tendered Class A Shares.

“Conversion Factor” means 1.0, subject to certain customary conversion events as described in more detail in the BPR certificate of incorporation.

“BPY Unit Value” means, with respect to a BPY unit on a particular date, the market price of a BPY unit on NASDAQ on such date or, if such date is not a trading day, the most recent trading day (subject to certain exceptions and alternatives in the event the BPY units are no longer listed on NASDAQ, as described in the BPR certificate of incorporation).

“Valuation Date” means the date of receipt by BPR of a Notice of Exchange or, if such date is not a business day, the first business day thereafter.

Limitations on the Number of Tendered Shares of Class A Stock

With respect to any repurchase or exchange: (i) without the consent of BPR, each beneficial holder of Class A Shares may not effect the Exchange Right for less than 1,000 shares of Class A Stock (after giving effect to any stock split, reverse stock split or stock combination) or, if such holder holds less than 1,000 shares of Class A Stock (after giving effect to any stock split, reverse stock split or stock combination), all of the Class A Stock held by such holder; and (ii) each Tendering Class A Shareholder will continue to own each share of Class A Stock subject to any Notice of Exchange, and be treated as a Class A Shareholder with respect to each such share of Class A Stock for all purposes of the BPR certificate of incorporation, until such share of Class A Stock has been repurchased for the Cash Amount, exchanged for the BPY Units Amount or repurchased or exchanged in accordance with the Rights Agreement. A Tendering Class A Shareholder will have no rights as a BPY unitholder with respect to any BPY units to be received by such Tendering Class A Shareholder in exchange for Tendered Class A Shares until the receipt by such Tendering Class A Shareholder of the BPY Units Amount with respect to such Tendered Class A Shares.

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Free and Clear Delivery of BPR Class A Stock

All Tendered Class A Shares are required to be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Class A Shares, BPI will be under no obligation to acquire the same.

No Fractional BPY Units

No fractional BPY units will be issued upon exchange of a share of Class A Stock. In lieu of any fractional BPY units to which the Tendering Class A Shareholder would otherwise be entitled at the election of BPI, BPI will pay an amount in cash equal to the BPY Unit Value on the trading day immediately preceding the Specified Exchange Date multiplied by such fraction of a BPY unit.

Conversion of Tendered Class A Shares

All Class A Stock acquired by BPI will automatically, and without further action required, be converted into fully paid and non-assessable shares of Class B-1 Stock having an aggregate liquidation amount equal to the BPY Unit Value of such Tendered Class A Shares as of the applicable Specified Exchange Date.

With each acquisition by BPI of Class A Stock and conversion thereof for shares of Class B-1 Stock, our indirect ownership interest in BPR will increase.

Secondary Exchange Rights

In accordance with the Rights Agreement, BAM has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights (as defined below) contained in the BPR certificate of incorporation, as described in this “Secondary Exchange Rights” section. The Rights Agent has agreed to establish a Collateral Account (as defined below under “—Collateral Account”), and BAM has contributed and will maintain an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the Rights Agent to exchange Tendered Class A Shares for the Cash Amount or the BPY Units Amount in accordance with the Rights Agreement.

This description of the Rights Agreement is included in this prospectus for your reference in connection with exchanges of Class A Stock for BPY units that may be satisfied by the Selling Unitholders instead of BPI. Exchanges made pursuant to the Rights Agreement will be made solely pursuant to this prospectus, and not by the prospectus contained in the Concurrent Registration Statement. For your reference, the Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Appointment of Rights Agent; Term

Pursuant to the Rights Agreement, Wilmington Trust, National Association has agreed to act as the Rights Agent for the holders, as a class and not individually, of Class A Stock. Pursuant to and subject to the terms and conditions set forth in the BPR certificate of incorporation, a holder of Class A Stock may request to exchange shares of Class A Stock and receive in exchange for each such Tendered Class A Share the Cash Amount from BPR or, upon the election of BPI in its sole and absolute discretion, the BPY Units Amount from BPI, in each case on the Specified Exchange Date. See “Exchanges of BPR Class A Stock for BPY Units.” Pursuant to the Rights Agreement, BAM has agreed that, in the event that, on the applicable Specified Exchange Date with respect to any Tendered Class A Shares, (i) BPR has not satisfied its obligation under the BPR certificate of incorporation by delivering the Cash Amount and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Tendered Class A Share from the holder thereof and delivered the BPY Units Amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to the charter to exchange such Tendered Class A Shares for the BPY Units Amount or the Cash Amount (the “Secondary Exchange Rights”).

The Secondary Exchange Rights are a part of the terms of the Class A Stock and may not be evidenced, transferred or assigned separate or apart from the Class A Stock. The obligations of the Rights Agent under the Rights Agreement became effective as of the first issuance of Class A Stock by BPR.

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The Rights Agreement will terminate on the twentieth (20th) anniversary of the Transactions, unless otherwise terminated pursuant to its terms as described below. The term of the Rights Agreement may be extended with the mutual consent of BAM and a majority of the independent members of BPR’s board of directors.

As of the date of the Rights Agreement, BAM represents and warrants that BAM has the financial capacity to pay and perform its obligations under the Rights Agreement.

Satisfaction of Secondary Exchange Rights

In accordance with the BPR certificate of incorporation, BPR is required to deliver a notice (a “Company Notice”) to the Rights Agent and BAM on the Specified Exchange Date if the conditions to the exercise of the Secondary Exchange Rights with respect to any Tendered Class A Shares have been satisfied. The Company Notice must set forth the BPY Units Amount and the Cash Amount for such Tendered Class A Shares and any necessary wire transfer or other delivery instructions. Concurrently with its delivery of a Company Notice, BPR will also give the Tendering Class A Shareholder written notice that the conditions to the exercise of the Secondary Exchange Rights with respect to such Tendered Class A Shares have been satisfied (including, if necessary, instructions to the Tendering Class A Shareholder regarding delivery of the Tendered Class A Shares to the Rights Agent). Once the Tendering Class A Shareholder has delivered its Tendered Class A Shares according to these instructions, such delivery will be irrevocable.

BAM may provide notice to the Rights Agent by the business day immediately following receipt of the Company Notice (and one business day following the notice to the Tendering Class A Shareholder), providing that BAM has elected, in BAM’s sole discretion, to fund the Cash Amount, which will be paid to the Tendering Class A Shareholder promptly, and in any event within two (2) business days following receipt of the Company Notice. If the Rights Agent has not received such notice from BAM, the Rights Agent must exchange the Tendered Class A Shares for a number of BPY units held in the Collateral Account equal to the BPY Units Amount and promptly, and in any event within two (2) business days following receipt of the Company Notice, deliver such BPY units from the Collateral Account to the holder of the Tendered Class A Shares. If there are not enough BPY units in the Collateral Account to satisfy the BPY Units Amount with respect to one or more of such Tendered Class A Shares, the Rights Agent will exchange such Tendered Class A Shares for an amount of cash from the Collateral Account equal to the Cash Amount and promptly, and in any event within two (2) business days following receipt of the Company Notice, deliver the Cash Amount to the holder of the Tendered Class A Shares.

If BPR fails to deliver a Company Notice (to the knowledge of the holder of the Tendered Class A Shares, in the event such holder has not received the Cash Amount or BPY Units Amount on the Specified Exchange Date and no notice to Tendering Class A Shareholders in respect of a Company Notice has been delivered to such holder), the Tendering Class A Shareholder may deliver, or cause to be delivered, a notice (an “Exchanging Class A Stockholder Notice”) to the Rights Agent and BAM. Accordingly, Tendering Class A Shareholders may deliver an Exchanging Class A Stockholder Notice beginning on the next business day following a Specified Exchange Date. The Exchanging Class A Stockholder Notice must set forth the number of such Tendered Class A Shares and any necessary wire transfer or other delivery instructions. On the next business day following receipt of the Exchanging Class A Stockholder Notice, BAM will provide notice to the Rights Agent (i) setting forth the BPY Units Amount and the Cash Amount for such Tendered Class A Shares and (ii) instructing the Rights Agent to exchange each Tendered Class A Share for BPY units or, at BAM’s election, the Cash Amount from the Collateral Account. BAM is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. Once the Tendering Class A Shareholder has delivered its Tendered Class A Shares, such delivery will be irrevocable. On or prior to the second business day following receipt by the Rights Agent of each of the (i) instruction by BAM, (ii) the Exchanging Class A Stockholder Notice and (iii) delivery of the Tendered Class A Shares, the Rights Agent will exchange such Tendered Class A Shares for the BPY Units Amount or the Cash Amount, as applicable pursuant to any election by BAM, from the Collateral Account or, if there are not enough BPY units in the Collateral Account, for the Cash Amount from the Collateral Account. If BAM makes an election to exchange the Tendered Class A Shares for the Cash Amount and there is not a sufficient amount of cash in the Collateral Account, BAM must deposit the required amount into the Collateral Account simultaneously with such election.

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In connection with the exercise by a holder of the Secondary Exchange Right with respect to any Tendered Class A Shares held through the Depository Trust Company (“DTC”) or another depositary, such holder will deliver to the Rights Agent such Tendered Class A Shares pursuant to DTC’s or such other depositary’s applicable procedures. In addition, such holder will deliver to the Rights Agent via e-mail on the business day prior to delivery of such Tendered Class A Shares, a copy of the Exchanging Class A Stockholder Notice, if applicable.

Receipt of Tendered Class A Shares; Withholding

Holders of Tendered Class A Shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such Tendered Class A Shares, the holder of such Tendered Class A Shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of Tendered Class A Shares will pay to BAM the amount of any tax withholding due upon the exchange of such shares and, in the event BAM elects to acquire some or all of the Tendered Class A Shares in exchange for the Cash Amount, will authorize BAM to retain a portion of the Cash Amount to satisfy tax withholding obligations. If BAM elects to acquire some or all of the Tendered Class A Shares in exchange for the BPY Units Amount, BAM may elect to either satisfy the amount of any tax withholding by retaining BPY units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by BAM, which amounts will be treated as a loan by BAM to the holder of the Tendered Class A Shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

BPY Units Record Date

Each former holder of Tendered Class A Shares who receives the BPY Units Amount will be deemed to have become the owner of the BPY units as of the date upon which such Tendered Class A Shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account

BAM or its affiliates has established one (1) or more non-interest bearing trust accounts to be administered by the Rights Agent (the “Collateral Account”). At all times on and after the date of issuance of any Class A Stock by BPR, BAM will ensure that the aggregate of (i) the BPY units in or issuable pursuant to any convertible securities in the Collateral Account (the “Collateral Account BPY Unit Balance”) and (ii) the number of BPY units equal to the aggregate amount of cash in the Collateral Account divided by the value of a BPY unit (the “Collateral Cash Balance” and, together with the Collateral Account BPY Unit Balance, the “Collateral Account Balance”) will at all times be equal to or exceed the number of BPY units that is equal to the product of the total number of shares of Class A Stock outstanding (excluding those owned by BAM or its affiliates) multiplied by the Conversion Factor in accordance with the BPR certificate of incorporation (the “Required Collateral Account Balance”).

If the Collateral Account Balance is at any time less than the Required Collateral Account Balance, BAM will, within two (2) business days, cause to be deposited into the Collateral Account either (i) a number of BPY units or any security convertible into or redeemable for BPY units (“BPY Unit Convertibles”) or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the Collateral Account Balance to be at least equal to the Required Collateral Account Balance. To the extent that conversion or redemption of a BPY Unit Convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by BAM or its affiliates, and must either be satisfied directly by BAM or such affiliates or will be deemed to reduce the Collateral Account Balance. BAM must keep the Rights Agent informed of the Collateral Account Balance and the Required Collateral Account Balance in writing on a regular basis, and must inform the Rights Agent in writing within two (2) business days of any change in the Collateral Account Balance or the Required Collateral Account Balance for any reason, including as a result of an adjustment to the Conversion Factor pursuant to the BPR certificate of incorporation.

BAM and its affiliates will not be entitled to withdraw any BPY unit or BPY Unit Convertible from the Collateral Account, except (i) if the Collateral Account Balance exceeds the Required Collateral Account Balance, either as a result of a change in the Conversion Factor pursuant to the BPR certificate of incorporation or a decrease in the number of shares of Class A Stock outstanding (excluding Class A Stock held by BAM or its affiliates) or (ii) upon the deposit by BAM or its affiliates of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the BPY units withdrawn.

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If the Collateral Account contains any amount of cash in lieu of BPY units, such Cash Amount is required to be no less than the product of the Required Collateral Account Balance minus the Collateral Account BPY Unit Balance, multiplied by one hundred and twenty-five percent (125%) of the value of a BPY unit (the “Required Collateral Account Cash Balance”). If at any time the Collateral Cash Balance is less than the Required Collateral Account Cash Balance, BAM will within two (2) business days cause to be deposited cash or cash equivalents in the Collateral Account in an amount sufficient to cause the Collateral Account cash balance to be at least equal to the Required Collateral Account Cash Balance.

BAM and its affiliates will not be entitled to withdraw any cash or cash equivalents from the Collateral Account, except (i) to the extent the Collateral Cash Balance is greater than one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance or (ii) upon the deposit in the Collateral Account of a corresponding number of BPY units or BPY Unit Convertibles.

Registration of BPY Units

BAM has agreed to take all action within its control to ensure that at all times, with respect to all of the BPY units in the Collateral Account, including BPY units issuable from time to time upon conversion of or redemption for BPY Unit Convertibles, the transfer of such BPY units from the Collateral Account to a holder of Tendered Class A Shares will be registered under the Securities Act pursuant to an effective resale shelf registration statement. The registration statement of which this prospectus forms a part, when effective, is intended to satisfy this registration requirement.

If such a resale shelf registration statement has not been effective for five (5) consecutive business days, BAM will cause to be deposited into the Collateral Account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all BPY units (including BPY units issuable from time to time upon conversion of or redemption for BPY Unit Convertibles) held in the Collateral Account at such time.

Termination or Amendment

The Rights Agreement will terminate automatically on the earliest of (i) the termination of the Merger Agreement without the pre-closing dividend having been paid, (ii) the first business day after the pre-closing dividend there shall be no Class A Stock outstanding, other than Class A Stock owned by BAM or its affiliates, and (iii) the 20th anniversary of the Transactions. In addition, prior to the second anniversary of the date of the first issuance of Class A Stock, the Rights Agreement may be terminated or amended at any time upon the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which BPR’s securities may then be listed) of BPR. From and after the second anniversary of the date of the first issuance of Class A Stock, the Rights Agreement may be terminated or amended at any time upon either (i) the affirmative consent or vote, as applicable, of holders of a majority of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the BPR’s securities may then be listed) of BPR or (ii) the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class.

Privately-Negotiated Exchanges

This prospectus also permits the Selling Unitholders, in their sole discretion, to deliver BPY units to holders of Class A Stock in exchange for such holders’ shares of Class A Stock in privately-negotiated transactions from time to time, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement. See “Plan of Distribution”.

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Description of BPY units

The following is a description of the material terms of the BPY units and a summary of certain terms of BPY’s limited partnership agreement. For more information on the limited partnership agreement, see Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of Our Units and Our Limited Partnership Agreement” in BPY’s annual report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference herein. The limited partnership agreement is available electronically on the website of the SEC at www.sec.gov, and is available to BPY unitholders as described under Item 10.C, “Additional Information—Material Contracts” and Item 10.H, “Additional Information—Documents on Display” of BPY’s annual report on Form 20-F for the year ended December 31, 2017.

BPY Units

BPY units are non-voting limited partnership interests in BPY. A holder of BPY units does not hold a share of a corporation. Holders of BPY units do not have statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The rights of holders of BPY units are based on BPY’s limited partnership agreement, amendments to which may be proposed only by or with the consent of the BPY General Partner as described in Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of Our Units and Our Limited Partnership Agreement—Amendment of Our Limited Partnership Agreement” in BPY’s annual report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference herein.

BPY units represent a fractional limited partnership interest in BPY and do not represent a direct investment in BPY’s assets and should not be viewed by investors as direct securities of BPY’s assets. Holders of BPY units are not entitled to the withdrawal or return of capital contributions in respect of BPY units, except to the extent, if any, that distributions are made to such holders pursuant to BPY’s limited partnership agreement or upon the liquidation of BPY as described in Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of Our Units and Our Limited Partnership Agreement—Liquidation and Distribution of Proceeds” in BPY’s annual report on Form 20-F for the year ended December 31, 2017, or as otherwise required by applicable law. Except to the extent expressly provided in BPY’s limited partnership agreement, a holder of BPY units does not have priority over any other holder of BPY units, either as to the return of capital contributions or as to profits, losses or distributions.

Holders of BPY units do not have the ability to call meetings of unitholders, and, subject to certain exceptions, holders of BPY units are not entitled to vote on matters relating to BPY except as described in the section entitled “—No Management or Control; Limited Voting” below. Any action that may be taken at a meeting of BPY unitholders may be taken without a meeting if written consent is solicited by or on behalf of the BPY General Partner and it receives approval of not less than the minimum percentage of support necessary to authorize or take such action at a meeting as described in the section entitled “—Meetings” below.

Securities Exchangeable into BPY Units

Redemption-Exchange Units

The holders of Redemption-Exchange Units have the right to require the BPY Property Partnership to redeem all or a portion of the Redemption-Exchange Units for either (i) cash in an amount equal to the market value of one BPY unit multiplied by the number of units to be redeemed (subject to certain adjustments) or (ii) such other amount of cash as may be agreed by the relevant holder and the BPY Property Partnership, subject to BPY’s right to acquire such interests (in lieu of redemption) in exchange for BPY units. For more information, see Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of the Property Partnership Limited Partnership Agreement—Redemption-Exchange Mechanism” of BPY’s annual report on Form 20-F for the year ended December 31, 2017. Taken together, the effect of the redemption right and the right of exchange is that the holders of the Redemption-Exchange Units will receive BPY units, or the value of such units, at the election of BPY. Should BPY determine not to exercise its right of exchange, cash required to fund a redemption of Redemption-Exchange Units will likely be financed by a public offering of BPY units.

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As of June 30, 2018, there were 432,649,105 Redemption-Exchange Units outstanding, all of which are held, directly or indirectly, by BAM.

BPY Class A Preferred Units

A holder of class A preferred limited partnership units of the BPY Property Partnership (the “BPY class A preferred units”) has the right to exchange its BPY class A preferred units into BPY units at a price of $25.70 per unit. The BPY class A preferred units were issued to the Qatar Investment Authority on December 4, 2014 in three tranches of $600 million each, with an average dividend yield of 6.5% and maturities of seven (7), ten (10) and twelve (12) years. After three years for the seven-year tranche and four years for the ten- and twelve-year tranches, BPY can effectively require a holder of BPY class A preferred units to exchange the BPY class A preferred units into BPY units as long as BPY units are trading at or above 125%, 130% and 135%, respectively, of the exchange price. Upon maturity, the BPY class A preferred units that remain outstanding will be redeemed in exchange for BPY units valued at the 20-day, volume-weighted average trading price at such time. To the extent that the market price of BPY units is less than 80% of the exchange price at maturity, BAM has contingently agreed to acquire the seven-year and ten-year tranches of BPY class A preferred units from the holder of BPY class A preferred units for the initial issuance price plus accrued and unpaid distributions and to exchange such units for class A preferred units with terms and conditions substantially similar to the 12-year tranche. BAM has also agreed with holders of BPY class A preferred units to grant BAM the right to purchase all or any portion of the BPY class A preferred units held by the holders of BPY class A preferred units at maturity, and to grant the holders of BPY class A preferred units the right to sell all or any portion of the BPY class A preferred units held by the holders of BPY class A preferred units at maturity, in each case at a price equal to the issue price for such BPY class A preferred units plus accrued and unpaid dividends.

Exchange LP Units

In connection with the acquisition of Brookfield Office Properties Inc. (“BPO”) Canadian residents had the option to elect to receive limited partnership units (“BPO exchange LP units”) of Brookfield Office Properties Exchange LP (“Exchange LP”) instead of BPY units, which allowed for full or partial deferral of capital gains for Canadian federal income tax purposes. Holders of BPO exchange LP units are entitled to receive distributions economically equivalent to the distributions, if any, paid from time to time by BPY on BPY units. BPO exchange LP units are not transferrable, except upon the death of a holder.

Holders of BPO exchange LP units are entitled at any time to retract (i.e., to require Exchange LP to redeem) any or all BPO exchange LP units held by them and to receive in exchange one BPY unit, plus the full amount of all declared and unpaid distributions on the BPO exchange LP units and all distributions declared on one BPY unit that have not yet been declared or paid on the BPO Exchange LP units, which we refer to as the distribution amount, if any. Instead of Exchange LP redeeming the retracted units, BPY has a call right to purchase all but not less than all of the units covered by the retraction request.

Exchange LP has the right, commencing on the seventh (7th) anniversary of the initial take-up date of the BPO acquisition, to redeem all of the then outstanding BPO exchange LP units for a purchase price equal to one BPY unit for each outstanding BPO exchange LP units plus the Distribution Amount, if any. The redemption date may be accelerated if certain conditions are met. As an alternative to Exchange LP exercising its redemption right, BPY can require that each holder of BPO exchange LP units sell all the BPO exchange LP units held by such holder to BPY on the redemption date upon payment by BPY to such holder of the purchase price for such BPO exchange LP units.

Under the support agreement between BPY and Exchange LP (the “support agreement”), BPY has covenanted that, so long as such BPO exchange LP units not owned by BPY or its subsidiaries are outstanding, BPY will, among other things: (i) not declare or pay any distribution on BPY units unless (a) on the same day Exchange LP declares or pays, as the case may be, an equivalent distribution on the BPO exchange LP units and (b) Exchange LP has sufficient money to pay such distribution; (ii) take actions reasonably necessary to ensure that the declaration date, record date and payment date for distributions on the BPO exchange LP units are the same as those for any corresponding distributions on BPY units; and (iii) take all actions reasonably necessary to enable Exchange LP to pay the liquidation amount, the retraction price or the redemption price to the holders of the Exchange LP Units in the event of a liquidation, dissolution or winding up of Exchange LP, a retraction request by a holder of BPO exchange LP units or a redemption of BPO exchange LP units, as the case may be.

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The support agreement also provides that, without the prior approval of Exchange LP and the holders of BPO exchange LP units, BPY will not distribute its units or rights to subscribe for its units or other property or assets to all or substantially all of its holders, change any of the rights, privileges or other terms of its units, or change the then outstanding number of its units into a lesser or greater number, unless the same or an equivalent distribution on, or change to, the BPO exchange LP units is made simultaneously. In the event of any proposed cash offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting its units, BPY and Exchange LP will use reasonable best efforts to take all actions necessary or desirable to enable holders of the BPO exchange LP units to participate in such transaction to the same extent and on an economically equivalent basis as its holders.

BPY Unit Option Plan (GGP)

In connection with the Transactions, BPY entered into the Brookfield Property Partners BPY Unit Option Plan (GGP) (the “Plan”). The Plan relates solely to awards issued in substitution for similar awards that were outstanding under the General Growth Properties, Inc. 2010 Equity Inventive Plan (the “GGP Plan”) prior to the consummation of the Transactions. A maximum of 3,520,000 BPY units may be issuable upon exercise of options and appreciation-only long-term incentive plan (“AO LTIP”) units issuable under the Plan.

Issuance of Additional Partnership Interests

The BPY General Partner has broad rights to cause BPY to issue additional partnership interests and may cause BPY to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the BPY General Partner in its sole discretion, all without the approval of BPY’s limited partners.

Investments in the BPY Property Partnership

If and to the extent that BPY raises funds by way of the issuance of equity or debt securities, or otherwise, pursuant to a public offering, private placement or otherwise, an amount equal to the proceeds will be invested in the BPY Property Partnership, unless otherwise agreed by BPY and the BPY Property Partnership.

Capital Contributions

No partner of BPY has the right to withdraw any or all of its capital contribution. BPY’s limited partners have no liability for further capital contributions to BPY. Each limited partner’s liability will be limited to the amount of capital such partner is obligated to contribute to BPY for its limited partner interest plus its share of any undistributed profits and assets, subject to certain exceptions. See the section entitled “—Limited Liability” below.

Distributions

Distributions to partners of BPY will be made only as determined by the BPY General Partner in its sole discretion. However, the BPY General Partner will not be permitted to cause BPY to make a distribution if BPY does not have sufficient cash on hand to make the distribution (including as a result of borrowing), the distribution would render BPY insolvent, or if, in the opinion of the BPY General Partner, the distribution would leave BPY with insufficient funds to meet any future or contingent obligations, or the distribution would contravene the Bermuda Limited Partnership Act 1883. For greater certainty, BPY, the BPY Property Partnership or one or more of the BPY Holding Entities may (but none is obligated to) borrow money in order to obtain sufficient cash to make a distribution. The amount of taxes withheld or paid by BPY in respect of BPY units held by limited partners or the BPY General Partner shall be treated either as a distribution to such partner or as a general expense of BPY as determined by the BPY General Partner in its sole discretion.

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The BPY General Partner has sole authority to determine whether BPY will make distributions and the amount and timing of these distributions. The BPY General Partner has adopted a distribution policy pursuant to which BPY intends to make quarterly cash distributions in such amounts as are determined in its sole discretion. The quarterly distribution is currently anticipated to be approximately $1.26 per BPY unit on an annualized basis. BPY’s distribution policy is to retain sufficient cash flow within BPY’s operations to cover tenant improvements, leasing costs and other sustaining capital expenditures and to pay out substantially all remaining cash flow. In order to finance development projects, acquisitions and other investments, BPY plans to raise external capital. BPY believes that a payout ratio of 80% of funds from operations, which, for the purposes of this section, we refer to as FFO should accomplish this objective. See Item 5.A, “Operating and Financial Review and Prospects—Operating Results” of BPY’s annual report on Form 20-F for the year ended December 31, 2017 for a discussion of FFO. BPY has invested a substantial amount of capital in development and redevelopment projects primarily in BPY’s office and retail businesses. Once BPY realizes stabilized cash flow from these initiatives, BPY expects the growth in BPY’s payout to meet its target range of 5% to 8% annually. BPY, the BPY Property Partnership or one or more BPY Holding Entities may (but none is obligated to) borrow money in order to obtain sufficient cash to make a distribution.

From time to time BPY’s distributions may exceed the above percentages as a result of acquisitions that are attractive on a long-term cash flow and/or return basis but are not immediately accretive to FFO. However, there can be no assurance that BPY will be able to make distributions in the amounts discussed above or meet its target growth rate. BPY’s ability to make distributions will depend on BPY receiving sufficient distributions from the BPY Property Partnership, which in turn will depend on the BPY Property Partnership receiving sufficient distributions from the BPY Holding Entities, and BPY cannot assure you that BPY will in fact make cash distributions as intended. In particular, the amount and timing of distributions will depend upon a number of factors, including, among others, BPY’s actual results of operations and financial condition, the amount of cash that is generated by its operations and investments, restrictions imposed by the terms of any indebtedness that is incurred to leverage its operations and investments or to fund liquidity needs, levels of operating and other expenses, contingent liabilities and other factors that the BPY General Partner deems relevant.

Distributions made by the BPY Property Partnership will be made in the sole discretion of BPY, and will be made pro rata with respect to the BPY Property Partnership’s managing general partnership interest owned by BPY and those limited partnership interests owned by BAM. Additionally, the BPY Property Partnership pays a quarterly equity enhancement distribution to an affiliate of BAM, Property Special LP, of 0.3125% of the amount by which BPY’s total capitalization value at the end of each quarter exceeds its total capitalization value determined immediately following the spin-off of BPY, subject to certain adjustments. Property Special LP is also entitled to receive incentive distributions based on an amount by which quarterly distributions on the limited partnership units of the BPY Property Partnership exceed specified target levels as set forth in the BPY Property Partnership’s limited partnership agreement. BPY’s ability to make distributions will be subject to additional risks and uncertainties, including those set forth in the section entitled “Risk Factors” in this prospectus and in the documents incorporated by reference herein, and Item 5, “Operating and Financial Review and Prospects” of BPY’s annual report on Form 20-F for the year ended December 31, 2017. In addition, the BPY General Partner will not be permitted to cause BPY to make a distribution if BPY does not have sufficient cash on hand to make the distribution, if the distribution would render BPY insolvent or if, in the opinion of the BPY General Partner, the distribution would leave BPY with insufficient funds to meet any future or contingent obligations, or the distribution would contravene the Bermuda Limited Partnership Act 1883. For more information on the BPY Property Partnership limited partnership agreement, see Item 10.B, “Additional Information—Memorandum and Articles of Association—Description of the Property Partnership Limited Partnership Agreement” in BPY’s annual report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference herein.

Limited Liability

Assuming that a limited partner does not participate in the control or management of BPY or conduct the affairs of, sign or execute documents for or otherwise bind BPY within the meaning of the Bermuda Limited Partnership Act 1883 and otherwise acts in conformity with the provisions of BPY’s limited partnership agreement, such partner’s liability under the Bermuda Limited Partnership Act 1883 and BPY’s limited partnership agreement will be limited to the amount of capital such partner is obligated to contribute to BPY for its limited partner interest plus its share of any undistributed profits and assets, except as described below.

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If it were determined, however, that a limited partner was participating in the control or management of BPY or conducting the affairs of, signing or executing documents for or otherwise binding BPY (or purporting to do any of the foregoing) within the meaning of the Bermuda Limited Partnership Act 1883 or the Bermuda Exempted Partnerships Act 1992, such limited partner would be liable as if it were a general partner of BPY in respect of all debts of BPY incurred while that limited partner was so acting or purporting to act. Neither BPY’s limited partnership agreement nor the Bermuda Limited Partnership Act 1883 specifically provides for legal recourse against the BPY General Partner if a limited partner were to lose limited liability through any fault of the BPY General Partner. While this does preclude a limited partner from seeking legal recourse, BPY are not aware of any precedent for such a claim in Bermuda case law.

No Management or Control; Limited Voting

BPY’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of BPY and do not have any right or authority to act for or to bind BPY or to take part or interfere in the conduct or management of BPY. Limited partners are not entitled to vote on matters relating to BPY, although holders of BPY units are entitled to consent to certain matters with respect to certain amendments to BPY’s limited partnership agreement and certain matters with respect to the withdrawal of the BPY General Partner as described in further detail below. Each BPY unit entitles the holder thereof to one vote for the purposes of any approvals of holders of BPY units. In addition to their rights under BPY’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and related party transactions (in accordance with MI 61-101) and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules. Each BPY unit entitles the holder thereof to one vote for the purposes of any approvals of holders of BPY units.

Meetings

The BPY General Partner may call special meetings of the limited partners at a time and place outside of Canada determined by the BPY General Partner on a date not less than ten (10) days nor more than 60 days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the BPY General Partner (which may not be less than ten (10) nor more than 60 days before the meeting) are entitled to notice of any meeting.

Written consents may be solicited only by or on behalf of the BPY General Partner. Any such consent solicitation may specify that any written consents must be returned to BPY within the time period, which may not be less than 20 days, specified by the BPY General Partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, the BPY General Partner may set a record date, which may be not less than ten (10) nor more than 60 days before the date by which record holders are requested in writing by the BPY General Partner to provide such consents. Only those holders of partnership interests on the record date established by the BPY General Partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Election to be Treated as a Corporation

If the BPY General Partner determines in its sole discretion that it is no longer in BPY’s best interests to continue as a partnership for U.S. federal income tax purposes, the BPY General Partner may elect to treat BPY as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

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Accounts, Reports and Other Information

Under BPY’s limited partnership agreement, within the time required by applicable laws and regulations, including any rules of any applicable securities exchange, the BPY General Partner is required to prepare financial statements in accordance with IFRS or such other appropriate accounting principles as determined from time to time and make publicly available as of a date selected by the BPY General Partner, in its sole discretion, BPY’s financial statements together with a statement of the accounting policies used in their preparation, such information as may be required by applicable laws and regulations and such information as the BPY General Partner deems appropriate. BPY’s annual financial statements must be audited by an independent accounting firm of international standing. BPY’s quarterly financial statements may be unaudited and will be made available publicly as and within the time period required by applicable laws and regulations, including any rules of any applicable securities exchange.

The BPY General Partner is also required to use commercially reasonable efforts to prepare and send to the limited partners of BPY on an annual basis a Schedule K-1 (or equivalent). The BPY General Partner will, where reasonably possible, prepare and send information required by the non-U.S. limited partners of BPY for U.S. federal income tax reporting purposes. The BPY General Partner will also use commercially reasonable efforts to supply information required by limited partners of BPY for Canadian federal income tax purposes.

Governing Law; Submission to Jurisdiction

BPY’s limited partnership agreement is governed by and will be construed in accordance with the laws of Bermuda. Under BPY’s limited partnership agreement, each of BPY’s partners (other than governmental entities prohibited from submitting to the jurisdiction of a particular jurisdiction) will submit to the non-exclusive jurisdiction of any court in Bermuda in any dispute, suit, action or proceeding arising out of or relating to BPY’s limited partnership agreement. Each partner waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein and further waives, to the fullest extent permitted by law, any claim of inconvenient forum, improper venue or that any such court does not have jurisdiction over the partner. Any final judgment against a partner in any proceedings brought in a court in Bermuda will be conclusive and binding upon the partner and may be enforced in the courts of any other jurisdiction of which the partner is or may be subject, by suit upon such judgment. The foregoing submission to jurisdiction and waivers will survive the dissolution, liquidation, winding up and termination of BPY.

Where a document provides for the submission to the exclusive or non-exclusive jurisdiction of the Bermuda courts, the court may decline to accept jurisdiction in any matter where: (a) it determines that some other jurisdiction is a more appropriate or convenient forum; (b) another court of competent jurisdiction has made a determination in respect of the same matter; or (c) litigation is pending in respect of the same matter in another jurisdiction.

Transfers of Units

BPY is not required to recognize any transfer of BPY units until certificates, if any, evidencing such units are surrendered for registration of transfer. Each person to whom a unit is transferred (including any nominee holder or an agent or representative acquiring such unit for the account of another person) will be admitted to BPY as a partner with respect to the unit so transferred subject to and in accordance with the terms of BPY’s limited partnership agreement. Any transfer of a unit will not entitle the transferee to share in the profits and losses of BPY, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a partner and a party to BPY’s limited partnership agreement.

By accepting a unit for transfer in accordance with BPY’s limited partnership agreement, each transferee will be deemed to have:

•	become bound by the terms of BPY’s limited partnership agreement;

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•	granted an irrevocable power of attorney to the BPY General Partner or the liquidator of BPY and any officer thereof to act as such partner’s agent and attorney-in-fact to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (i) all certificates, documents and other instruments relating to the existence or qualification of BPY as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in Bermuda and in all jurisdictions in which BPY may conduct activities and affairs or own property; any amendment, change, modification or restatement of BPY’s limited partnership agreement, subject to the requirements of BPY’s limited partnership agreement; the dissolution and liquidation of BPY; the admission or withdrawal of any partner of BPY or any capital contribution of any partner of BPY; the determination of the rights, preferences and privileges of any class or series of units or other partnership interests of BPY and any tax election with any limited partner or general partner on behalf of BPY or the partners; and (ii) subject to the requirements of BPY’s limited partnership agreement, all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the BPY General Partner or the liquidator of BPY, to make, evidence, give, confirm or ratify any voting consent, approval, agreement or other action that is made or given by BPY’s partners or is consistent with the terms of BPY’s limited partnership agreement or to effectuate the terms or intent of BPY’s limited partnership agreement;

•	made the consents and waivers contained in BPY’s limited partnership agreement, including with respect to the approval of the transactions and agreements entered into in connection with BPY’s formation and the spin-off of BPY from BAM; and

•	ratified and confirmed all contracts, agreements, assignments and instruments entered into on behalf of BPY in accordance with its limited partnership agreement, including the granting of any charge or security interest over the assets of BPY and the assumption of any indebtedness in connection with the affairs of BPY.

The transfer of any unit and the admission of any new partner to BPY will not constitute any amendment to its limited partnership agreement.

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Comparison of Ownership of BPR Class A Stock and BPY units

BPR is a corporation formed under Delaware law. BPY is an exempted limited partnership existing under Bermuda law. The rights of BPR Class A Stockholders are governed by the Delaware General Corporation Law (“DGCL”) and the BPR certificate of incorporation and BPR’s bylaws, each of which were amended and restated in connection with the Transactions. The rights of BPY unitholders are governed by BPY’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of BPR Class A Stockholders and BPY unitholders under the governing documents of BPR and BPY and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the DGCL; (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902; (iii) BPR certificate of incorporation and BPR’s bylaws; (iv) BPY’s limited partnership agreement; and (v) the bye-laws of the BPY General Partner.

This section does not include a complete description of all of the differences between the rights of holders of BPR Class A Stock and BPY unitholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law and Bermuda law, as well as the governing documents of each of BPR and BPY, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of BPR Class A Stock and BPY units, by following the instructions listed under “Where You Can Find More Information” in this prospectus.

BPR CLASS A STOCK	BPY UNITS

Corporate Governance

BPR is a Delaware corporation. The rights of holders of Class A Stock are governed by the DGCL, BPR certificate of incorporation and BPR’s bylaws as described below.	BPY is a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. BPY’s limited partnership agreement provides for the management and control of BPY by a general partner, the BPY General Partner.

Authorized Capital Stock

BPR is authorized to issue 4,517,500,000 shares of Class A Stock, par value $0.01 per share. The number of authorized shares of Class A Stock may not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock voting separately as a class, in accordance with Section 242(b)(2) of the DGCL.

BPY interests consist of general partnership units, BPY units, which represent limited partnership interests in BPY, and any additional partnership interests representing limited partnership interests that it may issue in the future.

The BPY General Partner has broad rights to cause BPY to issue additional partnership interests and may cause BPY to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the BPY General Partner in its sole discretion, all without the approval of BPY’s limited partners.

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Voting Rights

Except as otherwise expressly provided in the BPR certificate of incorporation or as required by law, the holders of Class A Stock, Class B Stock, Class B-1 Stock and Class C Stock (collectively, “BPR Voting Stock”) vote together and not as separate classes. The holders of shares of Class A Stock are entitled to one vote for each share thereof held at the record date for the determination of stockholders entitled to vote on any matter, except that holders of shares of Class A Stock are not be entitled to vote (i) on a liquidation or dissolution or conversion of the Class A Stock in connection with a market capitalization liquidation event, as defined below in the section “—Liquidation / Termination,” or (ii) to reduce the voting power of the Class B Stock, Class B-1 or Class C Stock.	Limited partners are not entitled to vote on matters relating to BPY, although holders of BPY units are entitled to consent to certain matters with respect to certain amendments to BPY’s limited partnership agreement and certain matters with respect to the withdrawal of the BPY General Partner. Each BPY unit entitles the holder thereof to one vote for the purposes of any approvals of holders of BPY units. In addition to their rights under BPY’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and related party transactions (in accordance with MI 61-101) and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

BPR CLASS A STOCK	BPY UNITS

The holders of shares of each of Class B Stock, Class B-1 and Class C Stock are entitled to one vote for each share thereof held at the record date for the determination of stockholders entitled to vote on any matter.

BPR may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, (i) amend, alter or repeal the provisions of the BPR certificate of incorporation so as to adversely affect any right, preference, privilege or voting power of the Class A Stock, or (ii) issue shares of capital stock with a preference as to dividends or upon liquidation senior to, or pari passu with, the Class A Stock (other than the new series A preferred stock).

Prior to the second anniversary of the date of the first issuance of Class A Stock, BPR may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors of BPR, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. From and after the second anniversary of the date of the first issuance of Class A Stock, BPR may not, without either (i) the affirmative vote of a majority of outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors of BPR or (ii) the affirmative vote of holders of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, voting as a class, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. The Rights Agreement will terminate on the twentieth anniversary of the consummation of the Merger, unless earlier terminated pursuant to its terms.

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BPR CLASS A STOCK	BPY UNITS

Size of the Board

The BPR board may consist of any number of directors as may be determined by an action of the BPR board subject to the amended bylaws. Subject to rights of preferred stock, holders of the outstanding shares of BPR Voting Stock, voting together as a single class, is entitled to elect all directors of BPR.

The directors may select one (1) director to be the chairman.

At any time, a lead director may be selected by the independent directors (within the meaning of the listing standards of the Nasdaq). If the chairman is not present or has a conflict, the lead director must chair the meetings of the BPR board.

The BPY General Partner board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the BPY General Partner’s shareholders and subject to its bye-laws. The board is currently comprised of seven (7) directors and a majority of those directors are independent. In addition, the BPY General Partner’s bye-laws provide that not more than 50% of the directors (as a group) or the independent directors (as a group) may be residents of any one jurisdiction (other than Bermuda and any other jurisdiction designated by the BPY General Partner board from time to time). Pursuant to the investor agreement between BPY and the Qatar Investment Authority, the Qatar Investment Authority, as the holder of BPY class A preferred units, is entitled, for so long as it owns an aggregate interest of at least 5% of issued and outstanding BPY units on a fully-diluted basis, to designate one (1) individual to the BPY General Partner board. Such individual must meet the standards of independence established by the NASDAQ and the TSX and be reasonably acceptable to the BPY General Partner board. As of the date hereof, the Qatar Investment Authority has not exercised this right.

The BPY General Partner board has selected Lars Rodert to serve as lead independent director. The lead independent director is available, when appropriate, for consultation and direct communication with BPY unitholders or other BPY stakeholders.

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Election and Removal of Directors

Directors are elected by a majority of votes cast by the shares represented at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares represented at such meeting. Stockholders will also be provided the opportunity to abstain from voting with respect to the election of a director. In voting on the election of directors, abstentions, broker non-votes and shares present but not voted in respect of the election of a director will not be considered as votes cast.

Subject to the rights of preferred stock, with respect to the election of directors under specified circumstances, any director may be removed from office with or without cause by an affirmative vote of the holders of at least sixty-six and two-thirds of the voting power of the then outstanding BPR Voting Stock, voting together as a single class. Subject to the rights of preferred stock, each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No change in the number of directors constituting the BPR board will shorten or increase the term of any incumbent director.

The BPY General Partner board is appointed by its shareholders and each of its current directors will serve until the earlier of his or her death, resignation or removal from office. Any director designated by the class A preferred unitholder may be removed or replaced by the class A preferred unitholder at any time. Vacancies on the BPY General Partner board may be filled and additional directors may be added by a resolution of the BPY General Partner’s shareholders or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the BPY General Partner’s shareholders. A director will be automatically removed from the BPY General Partner board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors, or becomes prohibited by law from acting as a director.

BPR CLASS A STOCK	BPY UNITS

BPI is entitled to designate candidates for election to directorship, subject to election at a meeting of stockholders. If BPR solicits proxies for the election of directors, BPR is required to include in the proxy materials each candidate designated by BPI, and any restrictions in the amended bylaws regarding the nomination or election of candidates for director election will not apply to the candidate designated by BPI.

Process to Amend the BPR Certificate of Incorporation and BPY’s Limited Partnership Agreement

BPR may from time to time amend, modify or repeal any provision contained in the BPR certificate of incorporation or the new series A preferred stock designations, and any other provisions authorized by law. Any amendment, modification or repeal of indemnification provisions of the BPR certificate of incorporation must not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal. Notwithstanding the foregoing, without the affirmative vote of at least two-thirds of the outstanding shares of Class A Stock not held by BAM, BPY or their controlled affiliates, the BPR certificate of incorporation may not be amended to adversely affect holders of Class A Stock or to issue shares with a preference as to dividends or upon liquidation senior to or pari passu with the Class A Stock.

The BPR board is authorized to make, alter, amend or repeal the amended bylaws. The amended bylaws may also be amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the outstanding BPR Voting Stock, voting together as a single class. However, if the BPR board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the then outstanding BPR Voting Stock, voting together as a single class.

Amendments to BPY’s limited partnership agreement may be proposed only by or with the consent of the BPY General Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the BPY General Partner must seek approval of a majority of outstanding BPY units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by BPY to, the BPY General Partner or any of its affiliates without the consent of the BPY General Partner, which may be given or withheld in its sole discretion. The provision of BPY’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding BPY units.

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BPR CLASS A STOCK	BPY UNITS

Subject to applicable law, the BPY General Partner may generally make amendments to BPY’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of BPY, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with BPY’s limited partnership agreement; (iii) a change that the BPY General Partner determines is reasonable and necessary or appropriate for BPY to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of the BPY General Partner to ensure that BPY will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that the BPY General Partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of BPY’s counsel, to prevent BPY or the BPY General Partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act, or similar legislation in other jurisdictions; (vi) an amendment that the BPY General Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in BPY’s limited partnership agreement to be made by the BPY General Partner acting alone; (viii) any amendment that the BPY General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by BPY of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by BPY’s limited partnership agreement; (ix) a change in BPY’s fiscal year and related changes; or (x) any other amendments substantially similar to any of the matters described in (i) through (ix) above.

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BPR CLASS A STOCK	BPY UNITS

In addition, the BPY General Partner may make amendments to BPY’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of the BPY General Partner: (i) do not adversely affect BPY’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of BPY units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which BPY units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by the BPY General Partner relating to splits or combinations of units under the provisions of BPY’s limited partnership agreement; or (v) are required to effect the intent expressed in the final registration statement and prospectus of BPY filed in connection with the spin-off of BPY from BAM or the intent of the provisions of BPY’s limited partnership agreement or are otherwise contemplated by BPY’s limited partnership agreement.

The BPY General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to BPY’s limited partnership agreement will become effective without the approval of holders of at least 90% of BPY units, unless BPY obtains an opinion of counsel to the effect that the amendment will not (i) cause BPY to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the BPY General Partner has not made the election described below under the section entitled “—Qualification as a REIT or Partnership”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of BPY’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

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BPR CLASS A STOCK	BPY UNITS

Special Meetings of BPR Stockholders / BPY Limited Partners

A special meeting of the stockholders for any purpose or purposes may be called only by the BPR board on a date not less than 10 days nor more than 60 days after the mailing of the notice of the meeting to each stockholder of record entitled to vote at such meeting.	The BPY General Partner may call special meetings of the limited partners at a time and place outside of Canada determined by the BPY General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the BPY General Partner (which may not be less than 10 nor more than 60 days before the meeting) are entitled to notice of any meeting.

Written Consent in Lieu of Meeting

Any action required or permitted to be taken by the stockholders of BPR must be effected at a duly called annual or special meeting of stockholders of BPR and may not be effected by any consent in writing of such stockholders, except that the holders of Class B Stock, Class B-1 Stock and Class C Stock may take action by consent in writing in lieu of a meeting on matters that only the holders of Class B Stock, Class B-1 Stock or Class C Stock (and/or both classes) are entitled to vote on.

Written consents may be solicited only by or on behalf of the BPY General Partner. Any such consent solicitation may specify that any written consents must be returned to BPY within the time period, which may not be less than 20 days, specified by the BPY General Partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, the BPY General Partner may set a record date, which may be not less than 10 nor more than 60 days before the date by which record holders are requested in writing by the BPY General Partner to provide such consents. Only those holders of partnership interests on the record date established by the BPY General Partner will be entitled to provide consents with respect to matters as to which a consent right applies.

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Limits on Transfer of BPR Shares / BPY Units

Until the BPR board determines that it is no longer in the best interests of BPR to qualify as a REIT, (i) no person may beneficially own outstanding shares of capital stock in excess of the stock ownership limit, and (ii) no person may constructively own outstanding shares of capital stock in excess of the constructive ownership limit.

The BPR board has the ability to provide a waiver from these ownership limits described immediately above, and has waived these ownership limits with respect to BAM and its affiliates and, subject to certain exceptions and conditions, their transferees.

Any purported transfer that, if effective, would result in any person beneficially owning shares of capital stock in excess of the stock ownership limit or constructively owning shares of capital stock in excess of the constructive ownership limit will be void as to the transfer of that number of shares of capital stock which otherwise would be beneficially owned by such person in excess of the stock ownership limit or constructively owned by such person in excess of the constructive ownership limit, and the intended transferee will acquire no rights in such excess shares of capital stock.

BPY is not required to recognize any transfer of BPY units until certificates, if any, evidencing such units are surrendered for registration or transfer. Each person to whom a unit is transferred (including any nominee holder or an agent or representative acquiring such unit for the account of another person) will be admitted to BPY as a partner with respect to the unit so transferred subject to and in accordance with the terms of BPY’s limited partnership agreement. Any transfer of a unit will not entitle the transferee to share in the profits and losses of BPY, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a partner and a party to BPY’s limited partnership agreement.

BPR CLASS A STOCK	BPY UNITS

Until the BPR board determines that it is no longer in the best interests of BPR to qualify as a REIT, any transfer that, if effective, would result in shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code) will be void as to the transfer of that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of capital stock.

Until the BPR board determines that it is no longer in the best interests of BPR to qualify as a REIT, any transfer of shares of capital stock that, if effective, would result in BPR being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) will be void as to the transfer of that number of shares of capital stock which would cause BPR to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of capital stock.

Until the BPR board determines that it is no longer in the best interests of BPR to qualify as a REIT, any transfer of shares of capital stock that, if effective, would cause BPR or any of its subsidiaries to constructively own 10% or more of the ownership interests in a tenant of the real property of (i) BPR or (ii) any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of BPR, within the meaning of Section 856(d)(2)(B) of the Code, will be void as to the transfer of that number of shares of capital stock which would cause BPR to constructively own 10% or more of the ownership interests in a tenant of BPR’s or a subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee will acquire no rights in such excess shares of capital stock.

By accepting a unit for transfer in accordance with BPY’s limited partnership agreement, each transferee will be deemed to have: (i) become bound by the terms of BPY’s limited partnership agreement; (ii) granted an irrevocable power of attorney to the BPY General Partner or the liquidator of BPY and any officer thereof to act as such partner’s agent and attorney-in-fact to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments relating to the existence or qualification of BPY as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in Bermuda and in all jurisdictions in which BPY may conduct activities and affairs or own property; any amendment, change, modification or restatement of BPY’s limited partnership agreement, subject to the requirements of BPY’s limited partnership agreement; the dissolution and liquidation of BPY; the admission or withdrawal of any partner of BPY or any capital contribution of any partner of BPY; the determination of the rights, preferences and privileges of any class or series of units or other partnership interests of BPY, and any tax election with any limited partner or general partner on behalf of BPY or the partners; and (b) subject to the requirements of BPY’s limited partnership agreement, all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the BPY General Partner or the liquidator of BPY, to make, evidence, give, confirm or ratify any voting consent, approval, agreement or other action that is made or given by BPY’s partners or is consistent with the terms of BPY’s limited partnership agreement or to effectuate the terms or intent of BPY’s limited partnership agreement; (iii) made the consents and waivers contained in BPY’s limited partnership agreement, including with respect to the approval of the transactions and agreements entered into in connection with BPY’s formation and the spin-off of BPY from BAM; and (iv) ratified and confirmed all contracts, agreements, assignments and instruments entered into on behalf of BPY in accordance with its limited partnership agreement, including the granting of any charge or security interest over the assets of BPY and the assumption of any indebtedness in connection with the affairs of BPY.

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BPR CLASS A STOCK	BPY UNITS

Limitation of Liability and Indemnification of Trustees or Directors and Officers

No director will be personally liable to BPR or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the DGCL. To the fullest extent permitted by law, BPR will indemnify any present or former director or officer of BPR (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. BPR may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BPR the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BPR within 60 days after the receipt by BPR of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the amended bylaws).

Under BPY’s limited partnership agreement, BPY is required to indemnify to the fullest extent permitted by law the BPY General Partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of the BPY Property Partnership, a BPY holding entity, operating entity or any other holding entity established by BPY and any other person designated by the BPY General Partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BPY’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BPY’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the BPY General Partner will not constitute a breach of BPY’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. BPY’s limited partnership agreement requires BPY to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

The BPY General Partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.

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BPR CLASS A STOCK	BPY UNITS

Under the BPY General Partner’s bye-laws, the BPY General Partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders and employees, any person who serves on a governing body of the BPY Property Partnership or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BPY’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the BPY General Partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. The BPY General Partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Exchange Rights

See “Exchanges of BPR Class A Stock for BPY Units” in this prospectus.	N/A.

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Distributions

Pursuant to the BPR certificate of incorporation and subject to the prior rights of holders of all classes and series of preferred stock at the time outstanding having prior rights as to dividends, each share of Class A Stock will entitle its holder to the class A dividend, in a cash amount equal in value to (i) the amount of any distribution made on a BPY unit multiplied by (ii) the conversion factor determined in accordance with the BPR certificate of incorporation and in effect on the date of declaration of such dividend, which conversion factor will initially be 1.0. The record and payment dates for the dividends or other distributions upon the shares of Class A Stock, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the dividends or other distributions upon the BPY units.

Distributions to partners of BPY will be made only as determined by the BPY General Partner in its sole discretion. However, the BPY General Partner will not be permitted to cause BPY to make a distribution if BPY does not have sufficient cash on hand to make the distribution (including as a result of borrowing), the distribution would render BPY insolvent, or if, in the opinion of the BPY General Partner, the distribution would leave BPY with insufficient funds to meet any future or contingent obligations, or the distribution would contravene the Bermuda Limited Partnership Act 1883. For greater certainty, BPY, the BPY Property Partnership or one or more of the BPY holding entities may (but none is obligated to) borrow money in order to obtain sufficient cash to make a distribution.

The BPY General Partner has sole authority to determine whether BPY will make distributions and the amount and timing of these distributions. The BPY General Partner has currently adopted a policy of making quarterly cash distributions in such amounts as are determined in its sole discretion. The quarterly distribution is currently anticipated to be approximately $1.26 per BPY unit on an annualized basis. BPY targets growth in its payouts of 5% to 8% annually.

BPR CLASS A STOCK	BPY UNITS

The dividends upon the Class A Stock shall, if and to the extent declared by the BPR board, be paid in arrears (without interest) on the dividend payment date with respect thereto. If the full amount of the dividend is not declared and paid on such dividend payment date, then the dividend shall accrue and accumulate, whether or not BPR has earnings, whether or not there are funds legally available for the payment thereof and whether or not such distributions are earned, declared or authorized. Any dividend payment made on shares of the Class A Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares of Class A Stock which remain payable. All class A dividends shall be paid prior and in preference to any dividends or distributions on the Class B Stock, Class B-1 Stock, Class C Stock or the common stock and shall be fully declared and paid before any dividends are declared and paid or any other distributions are made on any Class B Stock, Class B-1 Stock, Class C Stock or the common stock.

The holders of Class A Stock shall not be entitled to any dividends from BPR other than the class A dividend.

From time to time BPY’s distributions may exceed the above percentages as a result of acquisitions that are attractive on a long-term cash flow and/or return basis but are not immediately accretive to FFO. However, there can be no assurance that BPY will be able to make distributions in the amounts discussed above or meet its target growth rate.

Distributions made by the BPY Property Partnership will be made in the sole discretion of BPY, and will be made pro rata with respect to the BPY Property Partnership’s managing general partnership interest owned by BPY and those limited partnership interests owned by BAM.

BPY has a distribution reinvestment plan for holders of its units who are resident in Canada and the United States. The BPY Property Partnership also has a distribution reinvestment plan. Holders of BPY units who are not resident in Canada or the United States may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

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Qualification as a REIT or Partnership

The BPR board may determine that it is no longer in the best interests of BPR to qualify as a REIT.	If the BPY General Partner determines in its sole discretion that it is no longer in BPY’s best interests to continue as a partnership for U.S. federal income tax purposes, the BPY General Partner may elect to treat BPY as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Liquidation / Termination

Upon any liquidation, dissolution or winding up of BPR or its operating partnership that is not a market capitalization liquidation event (as described below) or substantially concurrent with the liquidation, dissolution or winding up of BPY, and subject to the prior rights of holders of preferred stock and after the payment in full to any holder of Class A Stock that has exercised the exchange rights described above under “—Exchange Rights,” the holders of Class A Stock shall be entitled to a cash amount, for each share of Class A Stock, equal to the market price of one BPY unit (subject to adjustment of the conversion factor in the event of certain dilutive or other capital events by BPY or BPR) on the date immediately preceding announcement of such liquidation, dissolution or winding up, plus all declared and unpaid dividends. If, upon any such liquidation, dissolution or winding up, the assets of BPR are insufficient to make such payment in full, then the assets of BPR will be distributed among the holders of Class A Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.	BPY will terminate upon the earlier to occur of: (i) the date on which all of BPY’s assets have been disposed of or otherwise realized by BPY and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by the BPY General Partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of BPY; and (iii) at the election of the BPY General Partner, if BPY, as determined by the BPY General Partner, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

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BPR CLASS A STOCK	BPY UNITS

Upon any liquidation, dissolution or winding up of BPY, and after the payment in full to any holder of Class A Stock that has exercised the exchange rights described above under “—Exchange Rights,” the holders of Class A Stock shall be entitled to a cash amount, for each share of Class A Stock, equal to the same amount as the liquidating distributions in respect of one BPY unit (subject to adjustment of the conversion factor in the event of certain dilutive or other capital events by BPY or BPR), plus all declared and unpaid dividends. If, upon any such liquidation, dissolution or winding up of BPY, the assets of BPR are insufficient to make such payment in full, then the assets of BPR will be distributed among the holders of Class A Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

If the market capitalization of the Class A Stock (i.e., the price per share of Class A Stock, multiplied by the number of shares of Class A Stock outstanding) averages, over any period of 30 consecutive trading days, less than one billion dollars, the BPR board will have the right to liquidate BPR’s assets and wind up BPR’s operations. We refer to such an event as a market capitalization liquidation event. Upon any market capitalization liquidation event, and subject to the prior rights of holders of preferred stock and after the payment in full to any holder of Class A Stock that has exercised the exchange rights described above under “—Exchange Rights,” the holders of Class A Stock shall be entitled to a cash amount, for each share of Class A Stock, equal to the dollar volume-weighted average price of one BPY unit over the ten (10) trading days immediately following the public announcement of such market capitalization liquidation event, plus all declared and unpaid dividends. If, upon any such market capitalization liquidation event, the assets of BPR are insufficient to make such payment in full, then the assets of BPR will be distributed among the holders of Class A Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive. Notwithstanding the forgoing, upon any market capitalization liquidation event, BPI may elect to exchange all of the outstanding shares of the Class A Stock for BPY units on a one-for-one basis. This initial one-for-one conversion factor is subject to adjustment in the event of certain dilutive or other capital events by BPY or BPR. Any such BPY units delivered by BPI will be registered with the SEC and listed for trading on a national securities exchange.

BPY will be dissolved upon the withdrawal of the BPY General Partner as the general partner of BPY (unless a successor entity becomes the general partner pursuant to BPY’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of BPY or an order to wind-up or liquidate the BPY General Partner without the appointment of a successor in compliance with BPY’s limited partnership agreement. BPY will be reconstituted and continue without dissolution if within 30 days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if BPY receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Upon BPY’s dissolution, unless BPY is continued as a new limited partnership, the liquidator authorized to wind-up BPY’s affairs will, acting with all of the powers of the BPY General Partner that the liquidator deems necessary or appropriate in its judgment, liquidate BPY’s assets and apply the proceeds of the liquidation first, to discharge BPY’s liabilities as provided in its limited partnership agreement and by law and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of BPY’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of BPY’s assets would be impractical or would cause undue loss to the partners.

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Material United States Federal Income Tax Consequences of the Exchange

The following is a discussion of the material U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) that participate in the exchange of Class A Stock for BPY units pursuant to this prospectus (the “Exchange”).

This discussion assumes that the exchanging shareholder holds Class A Stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code (the “Code”). This discussion is based upon the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect, or may be subject to differing interpretations so as to result in U.S. federal income tax consequences different from those summarized below. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the Exchange. In addition, other than to the limited extent noted below, this discussion does not address U.S. federal income tax considerations applicable to holders of shares of Class A Stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	insurance companies;

•	broker-dealers;

•	tax-exempt organizations;

•	trusts;

•	estates;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold shares of Class A Stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	persons who acquired their shares of Class A Stock through the exercise of an employee stock option or otherwise as compensation; and

•	persons required to accelerate the recognition of any item of gross income with respect to their shares of Class A Stock as a result of such income being recognized on an applicable financial statement.

For purposes of this discussion, a “holder” means a beneficial owner of shares of Class A Stock, and a “U.S. holder” means a holder that is:

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•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner (other than a partnership) of shares of Class A Stock other than a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Class A Stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of Class A Stock, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors regarding the specific tax consequences to them of the Exchange, in light of their particular circumstances.

This discussion of material U.S. federal income tax consequences of the Exchange is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE EXCHANGE ARE HIGHLY TECHNICAL AND COMPLEX AND HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

The Exchange is expected to be a taxable transaction for U.S. federal income tax purposes. Whether an exchanging holder will be required to recognize gain or loss in such transaction will depend on whether such exchanging shareholder is a U.S. holder, tax-exempt holder or non-U.S. holder as discussed below. For purposes of the following discussions, we have assumed that the Exchange will be a taxable transaction.

Taxation of the Exchange to U.S. Holders

Upon any Exchange of Class A Stock for BPY units, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value of the BPY units received on the Exchange and the amount of any cash received and (ii) the holder’s adjusted basis in the Class A Stock for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the shares (generally, if an asset has been held for more than one year, it will produce long-term capital gain), the holder’s tax bracket and the holder’s status (i.e., as an individual or other non-corporate U.S. holder or as a corporate U.S. holder). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate U.S. holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT shares that would correspond to the BPR’s “unrecaptured Section 1250 gain.” Holders are urged to consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. holder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. holder from BPR that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

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A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (currently between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to certain estates and trusts. Net investment income generally would include gain from the exchange of Class A Stock. If you are a U.S. investor that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains from the Exchange.

Taxation of the Exchange to Tax-Exempt Holders

Gain from the Exchange will not constitute unrelated business taxable income (“UBTI”) to a tax-exempt holder, unless the tax-exempt holder has held its Class A Stock as debt-financed property within the meaning of the Code or is a dealer in the shares. However, different rules apply for tax-exempt holders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively. Tax-exempt holders are urged to consult their tax advisors with regard to UBTI and the Exchange.

U.S. Taxation of the Exchange to Non-U.S. holders

Gain recognized by a non-U.S. holder upon the Exchange generally would not be subject to U.S. taxation unless:

1.	the investment in class A stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax;

2.	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

3.	the Class A Stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

  Class A Stock exchanged by a non-U.S. holder would not be considered a U.S. real property interest if:

1.	the Class A Stock is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE or the NASDAQ; and

2.	the selling non-U.S. holder owned, actually or constructively, 10% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

For purposes of determining the amount of stock owned by a holder, complex constructive ownership rules apply. You should consult your tax advisors regarding such rules in order to determine your ownership in the relevant period.

In addition, class A stock will not constitute a U.S. real property interest if BPR is a “domestically controlled qualified investment entity.” BPR will be a domestically controlled qualified investment entity if, at all times during a specified testing period, BPR is a REIT and less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. For these purposes, since December 18, 2015, for any class of GGP’s or BPR’s stock that is regularly traded on an established securities market in the United States, a person holding less than 5% of such regularly traded classes of stock for five (5) years has been, and will be, treated as a U.S. person unless GGP or BPR has actual knowledge that such person is not a U.S. person. BPR is not expected to be a domestically controlled qualified investment entity.

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To the extent Class A Stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a U.S. real property interest for such qualified shareholder. For these purposes, a qualified shareholder is generally a non-U.S. holder that (i)(a) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (b) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the NYSE or NASDAQ, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(a) or (i)(b) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the “applicable percentage” of the qualified shareholder’s stock with “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules. The applicable percentage of the amount realized by a qualified shareholder on the disposition of Class A Stock will be treated as amounts realized from the disposition of a U.S. real property interest. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of BPR’s outstanding stock applying certain constructive ownership rules.

For FIRPTA purposes, a “qualified foreign pension fund” shall not be treated as a non-U.S. holder and any entity all of the interests of which are held by a qualified foreign pension fund shall be treated as such a fund. A “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees by either (a) a foreign country as a result of services rendered by such employees or their employers or (b) one or more employers in consideration for services rendered by such employees or such employers, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided or otherwise available to relevant local tax authorities and (v) with respect to which, under its local laws, (a) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (b) taxation of its investment income is deferred or such income is excluded from gross income or taxed at a reduced rate.

If gain on the Exchange were subject to taxation under FIRPTA, a non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax. Non- U.S. holders are urged to consult their tax advisors with regard to the Exchange.

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Selling Unitholders

The following table sets forth information regarding beneficial ownership of BPY units by the Selling Unitholders as of August 31, 2018.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes BPY units issuable within 60 days of August 31, 2018. The percentage of beneficial ownership for the following table is based on 371,801,587 BPY units and an aggregate of 432,649,105 Redemption-Exchange Units outstanding. Pursuant to Rule 13d-4 under the U.S. Exchange Act of 1934, as amended, the statements concerning voting and dispositive power concerning the BPY units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such BPY units.

We are an affiliate of BAM. We have entered into a number of agreements and arrangements with BAM and its subsidiaries (other than us). For a description of our relationship with BAM as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with BAM, please see Item 7.B, “Related Party Transactions—Relationship with Brookfield” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference in this prospectus.

Selling Unitholder	BPY Units Beneficially Owned	Percentage of BPY Units Outstanding	Maximum Number of BPY Units That May Be Delivered upon Exchange of BPR Class A Stock(2)	Percentage after Maximum Number of BPY Units are Delivered upon Exchange(2)(3)
Brookfield Asset Management Inc. (1)	504,364,186	62.7%	281,564,838	27.7%

(1)	BAM may be deemed to be the beneficial owner of 71,715,081 BPY units. The BPY units deemed to be beneficially owned by BAM include 44,218,276 BPY units beneficially owned by Brookfield Property Group Holdings S.a.r.l. (“SARL”), 21,276,596 BPY units beneficially owned by BPGH Sub. Inc. (“BPGH Sub”), 5,425,145 BPY units beneficially owned by BPG Holdings Group (US) Holdings Inc. (“BPGHG(US)”), 720,064 BPY units beneficially owned by BPY (2013) Corp. (“BPY (2013)”) and 75,000 BPY units beneficially owned by Brookfield Global Property Advisor Limited (“BG PAL”).

In addition, BAM holds, through Brookfield US Corporation (“BUSC”), BPY I L.P., BPGHG(US), SARL and BPG Holdings Group (US) GP Inc., as general partner of each of BPG Holdings I L.P., BPG Holdings II L.P., BPG Holdings III L.P., BPG Holdings IV L.P., BPG Holdings Alberta L.P., BPG Investment Holdings L.P., BPG Finance Investor L.P. and BPGUSH L.P. (Ontario) (collectively, the “BPG Holdings LPs”), an aggregate of 432,649,105 Redemption-Exchange Units. Such Redemption-Exchange Units held indirectly by BAM represent 100% of the Redemption-Exchange Units and approximately 53.8% of the BPY units assuming that all of the Redemption-Exchange Units were exchanged for BPY units pursuant to the redemption-exchange mechanism. See Item 10.B., “Description of the Property Partnership Limited Partnership Agreement—Redemption-Exchange Mechanism” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference in this prospectus.

Partners Limited (“Partners”) may be deemed to have shared power with BAM and PVI Management Inc., as general partner of Partners Value Investments LP (“PVI LP”), to vote or direct the vote of the BPY units beneficially owned by BAM or to dispose of such BPY units.

The address of each of BAM, SARL, BPGH Sub, BPGHG(US), BPY (2013), BG PAL, BUSC, BPY I L.P., each of the BPG Holding LPs, Partners and PVI LP is c/o Brookfield Asset Management Inc., Brookfield Place, Suite 300, 181 Bay Street, P.O. Box 762, Toronto, Ontario M5J 2T3.

(2)	As noted elsewhere in this prospectus, BPR issued approximately 162 million shares of its Class A Stock in connection with the closing of the Transactions. This prospectus, however, relates to a maximum of 281,564,838 BPY units that may be issuable upon exchange of shares of Class A Stock.

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(3)	As described elsewhere in this prospectus, shares of BPR Class A Stock received by BAM and its subsidiaries upon exchange of BPY units under this prospectus are, in turn, exchangeable for cash or additional BPY units.

Plan of Distribution

This prospectus relates to the delivery by the Selling Unitholders of up to 281,564,838 BPY units (1) if and to the extent that holders of Class A Stock exercise their right to exchange their Class A Stock in accordance with the terms of the Class A Stock and the BPR certificate of incorporation and BPR has not satisfied such exchange request in cash and BPI has not satisfied such exchange request by delivering BPY units, and in accordance with the terms of the Rights Agreement, the Selling Unitholders satisfy, or cause to be satisfied, such exchange rights by delivering BPY units pursuant to this prospectus, and (2) in privately-negotiated transactions, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement. We have registered the BPY units for exchange to provide the holders thereof with freely tradeable securities, but registration of such BPY units does not necessarily mean that the Selling Unitholders will deliver any BPY units.

If the conditions to the exercise of the Secondary Exchange Rights with respect to any Tendered Class A Shares have been satisfied, BPR is required to deliver a Company Notice to the Rights Agent and BAM on the Specified Exchange Date. Concurrently with its delivery of a Company Notice, BPR will also give the Tendering Class A Shareholder written notice that the conditions to the exercise of the Secondary Exchange Rights with respect to such Tendered Class A Shares have been satisfied (including, if necessary, instructions to the Tendering Class A Shareholder regarding delivery of the Tendered Class A Shares to the Rights Agent). Once the Tendering Class A Shareholder has delivered its Tendered Class A Shares according to these instructions, such delivery will be irrevocable.

If the Rights Agent has not received a notice from BAM on the business day following receipt of the Company Notice, the Rights Agent must exchange the Tendered Class A Shares for a number of BPY units held in the Collateral Account equal to the BPY Units Amount and promptly, and in any event within two (2) business days following receipt of the Company Notice, deliver such BPY units from the Collateral Account to the holder of the Tendered Class A Shares. If there are not enough BPY units in the Collateral Account to satisfy the BPY Units Amount with respect to one or more of such Tendered Class A Shares, the Rights Agent will exchange such Tendered Class A Shares for an amount of cash from the Collateral Account equal to the Cash Amount and promptly, and in any event within two (2) business days following receipt of the Company Notice, deliver the Cash Amount to the holder of the Tendered Class A Shares.

If BPR fails to deliver a Company Notice (to the knowledge of the holder of the Tendered Class A Shares, in the event such holder has not received the Cash Amount or BPY Units Amount on the Specified Exchange Date and no notice to Tender Class A Shareholders in respect of a Company Notice has been delivered to such holder), the Tendering Class A Shareholder may deliver, or cause to be delivered, an Exchanging Class A Stockholder Notice to the Rights Agent and BAM. Accordingly, Tendering Class A Shareholders may deliver a Exchanging Class A Stockholder Notice beginning on the next business day following a Specified Exchange Date. On the next business day following receipt of the Exchanging Class A Stockholder Notice, BAM will provide notice to the Rights Agent (i) setting forth the BPY Units Amount and the Cash Amount for such Tendered Class A Shares and (ii) instructing the Rights Agent to exchange each Tendered Class A Share for BPY Units or, at BAM’s election, the Cash Amount from the Collateral Account. On or prior to the second business day following receipt by the Rights Agent of each of (x) such instruction by BAM, (y) the Exchanging Class A Stockholder Notice and (z) delivery of the Tendered Class A Shares, the Rights Agent will exchange such Tendered Class A Shares for the BPY Units Amount or the Cash Amount, as applicable pursuant to any election by BAM, from the Collateral Account or, if there are not enough BPY units in the Collateral Account, for the Cash Amount from the Collateral Account.

If BAM makes an election to exchange the Tendered Class A Shares for the Cash Amount and there is not a sufficient amount of cash in the Collateral Account, BAM must deposit the required amount into the Collateral Account simultaneously with such election.

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In connection with the exercise by a holder of the Secondary Exchange Right with respect to any Tendered Class A Shares held through the Depository Trust Company (“DTC”) or another depositary, such holder will deliver to the Rights Agent such Tendered Class A Shares pursuant to DTC’s or such other depositary’s applicable procedures. In addition, such holder will deliver to the Rights Agent via e-mail on the business day prior to delivery of such Tendered Class A Shares, a copy of the Exchanging Class A Stockholder Notice, if applicable.

BPY units will be delivered in uncertificated form through the facilities of DTC to the account(s) as specified in the Notice of Exchange or the Exchanging Class A Stockholder Notice, as applicable.

This prospectus also permits the Selling Unitholders, in their sole discretion, to deliver BPY units to holders of Class A Stock in exchange for such holders’ shares of Class A Stock in privately-negotiated transactions from time to time, otherwise than in connection with requested exchanges that are to be satisfied pursuant to the terms of the Rights Agreement. These transactions may be effected from time to time with any holders of Class A Stock in the sole discretion of the Selling Unitholders, and may or may not be effected through brokers or dealers. The terms and timing of these transactions will be as agreed to between the parties, and such exchanges may be on a one-for-one basis or any other ratio as mutually agreed upon, including to reflect current market prices. Delivery of BPY units in connection with any such exchanges may be made directly by the Selling Unitholders or through one or more intermediaries, and are expected to be delivered in uncertificated form through the facilities of DTC to the account(s) as specified by the tendering holder(s).

Neither we nor the Selling Unitholders will receive any cash proceeds from the delivery of BPY units by the Selling Unitholders upon the exchange of Class A Stock. However, the Selling Unitholders will acquire shares of Class A Stock in exchange for any BPY units delivered by the Selling Unitholders pursuant to this prospectus. With each such acquisition, BAM’s indirect interest in BPR will increase, and BAM, as provided for in the BPR certificate of incorporation, will have the right to exchange such acquired shares of BPR Class A Stock for additional BPY units.

The BPY units to be delivered pursuant to this prospectus are listed on the NASDAQ under the symbol “BPY” and the TSX under the symbol “BPY.UN”.

Legal Matters

The validity of the securities offered hereby and certain other legal matters with respect to the laws of Bermuda have been passed upon for us by Appleby (Bermuda) Limited. Certain U.S. federal tax matters have been passed upon for us by Goodwin Procter LLP, New York, New York.

Experts

The financial statements of BPY incorporated in this prospectus by reference to BPY’s Annual Report on Form 20-F for the year ended December 31, 2017, and the effectiveness of BPY’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of GGP (now known as BPR) and its subsidiaries incorporated by reference in this prospectus from BPY’s Annual Report on Form 20-F for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to GGP’s adoption of a new accounting standard). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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Where You Can Find More Information

We are subject to the information and periodic reporting requirements of the Exchange Act, applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and we will fulfill our obligations with respect to these requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains an internet site that contains reports and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system. This information is also available on our website at https://bpy.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of BPY units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to such documents. The information incorporated by reference is an important part of this prospectus. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of BPY units by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, dated March 9, 2018 (our “Annual Report”);

•	our report on Form 6-K, dated May 2, 2018 (Exhibits 99.1 and 99.2 only);

•	our report on Form 6-K, dated May 11, 2018 (Exhibits 99.1 and 99.2 only);

•	our report on Form 6-K, dated June 12, 2018;

•	our report on Form 6-K, dated July 3, 2018;

• • •

our report on Form 6-K, dated July 26, 2018;

our report on Form 6-K, dated August 8, 2018 (Exhibits 99.1 and 99.2 only);

our report on Form 6-K (second filing), dated August 28, 2018 (Exhibits 99.1 and 99.2 only); and

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•	other documents we file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of any offering by this prospectus, except as to any portion of any future filings which is not deemed to be filed under those sections.

All annual reports filed by us with the SEC on Form 20-F and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. Copies of the documents noted above are available electronically on the SEC website at www.sec.gov. We undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:

Brookfield Property Partners L.P.

Corporate Secretary

73 Front Street, 5th Floor

Hamilton HM 12

Bermuda

+1 (441) 294-3309

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Service of Process and Enforceability of Civil Liabilities

BPY is formed under the laws of Bermuda. A substantial portion of our assets may be located outside of Canada and the United States and certain of the directors of the BPY General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. We have expressly submitted to the jurisdiction of certain state and federal courts in New York and of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against us, the directors of the BPY General Partner, or the experts named in this prospectus since a substantial portion of our assets and the assets of such persons may be located outside of Canada and the United States.

We have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against us, the directors of the BPY General Partner, or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over us, the directors of the BPY General Partner, or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the Canadian or U.S. judgment according to Bermuda’s conflicts of law principles; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S. judgment was not obtained by fraud; (iv) the enforcement of the Canadian or U.S. judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the correct procedures under the laws of Bermuda.

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In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as, among other reasons, they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us, the directors of the BPY General Partner, or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

Expenses

The following table is an itemization of the fees and expenses incurred or expected to be incurred in connection with the distribution of the securities being registered. BPY will bear all expenses of the offering of the securities registered hereby and all but the SEC registration fee are estimates and remain subject to future contingencies.

SEC registration fee		$683,919.58
Transfer agent fees			*
Printing and engraving costs			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*
Total	$		*

* Estimated expenses not presently known.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The sections of the Registrant’s Annual Report on Form 20-F entitled “Related Party Transactions — Our Master Services Agreement”, “Directors, Senior Management and Employees — Indemnification and Limitations on Liability”, “Memorandum and Articles of Association — Description of Our Units and Our Limited Partnership Agreement — Indemnification; Limitations of Liability” and “Memorandum and Articles of Association — Description of the Property Partnership Limited Partnership Agreement — Indemnification; Limitations of Liability” include disclosure relating to the indemnification of our directors and officers and are incorporated by reference herein.

Item 9. Exhibits

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of March 26, 2018, by and among Brookfield Property Partners L.P., Goldfinch Merger Sub Corp. and GGP Inc. (incorporated by reference to Exhibit 99.1 to Form 6-K filed by Brookfield Property Partners L.P. on March 29, 2018)

2.2	Amendment to Agreement and Plan of Merger, dated as of June 25, 2018, by and among Brookfield Property Partners L.P., Goldfinch Merger Sub Corp. and GGP Inc. (incorporated by reference to pages A-108 to A-116 of Amendment No. 2 to the Joint Registration Statement on Form F-4/S-4 filed by Brookfield Property Partners L.P. and GGP Inc. on June 25, 2018)

4.1	Third Amended and Restated Certificate of Incorporation of GGP Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A12B filed by Brookfield Property REIT Inc. on August 27, 2018)

4.2	Rights Agreement, dated as of April 27, 2018, by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 10.3 to the Joint Registration Statement on Form F-4/S-4 filed by Brookfield Property Partners L.P. and GGP Inc. on May 2, 2018)

5.1(1)	Opinion of Appleby (Bermuda) Limited

8.1(1)	Opinion regarding tax matters of Goodwin Procter LLP

23.1+	Consent of Deloitte LLP relating to audited consolidated financial statements of Brookfield Property Partners L.P.

23.2+	Consent of Deloitte & Touche LLP relating to audited consolidated financial statements of GGP Inc. (now known as Brookfield Property REIT Inc.).

23.3(1)	Consent of Appleby (Bermuda) Limited (included in the opinion filed as Exhibit 5.1 hereto).

23.4(1)	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 8.1).

24.1(1)	Power of Attorney.

99.1	Form of Notice of Exchange (included in Exhibit 4.1)

99.2(1)	Form of Exchanging Class A Stockholder Notice

(1)	Previously filed.

+	Filed herewith.

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Item 10. Undertakings

1.             The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.             To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

5.             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.             That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the Registrant; and

iv.	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

7.             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda on September 11, 2018.

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 has been signed by the following persons in the capacities indicated on September 11, 2018.

Signature	Title

*	Chief Executive Officer of Brookfield Property Group
Brian W. Kingston	LLC, a manager of the registrant
(Principal Executive Officer)

*	Chief Financial Officer of Brookfield Property Group
Bryan K. Davis	LLC, a manager of the registrant
(Principal Financial and Accounting Officer)

*	Chairman of the Board, Director
Richard B. Clark

*	Director
Jeffrey Blidner

*	Director
Soon Young Chang

*	Director
Omar Carneiro da Cunha

*	Director
Stephen DeNardo

*	Director
Louis Joseph Maroun

*	Director
Lars Rodert

* By power of attorney

By:	/s/ Jane Sheere
Jane Sheere
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Property Partners L.P. in the United States, on this 11th day of September, 2018.

Authorized U.S. Representative

By:	/s/ Bryan K. Davis
Name: Bryan K. Davis
Title: Chief Financial Officer of Brookfield Property Group LLC, a manager of the Registrant